Exhibit (10)(mm)

The First American Corporation

Deferred Compensation Plan

(Amended and Restated

Effective as of January 1, 2009)

Contents

Introduction	1
Background and History	1
Restatement of Plan	1
Application of Plan	1

Article 1. Title, Definitions and Construction	2
1.1 Title	2
1.2 Definitions	2
1.3 Gender and Number	10
1.4 Headings	10
1.5 Requirement to Be in “Written Form”	10

Article 2. Participation	11
2.1 Participation	11

Article 3. Deferral Elections	12
3.1 Elections to Defer Compensation	12
3.2 Distribution Elections	13
3.3 Investment Elections	14

Article 4. Participant Accounts and Trust Funding	16
4.1 Participant Accounts	16
4.2 Funding of Trust	16

Article 5. Vesting	18

Article 6. Distributions	19
6.1 Scheduled Distributions	19
6.2 Post-2004 Early Distributions of Pre-2005 Plan Year Balances	19
6.3 Distribution Upon Separation from Service	19
6.4 Death Benefit	19
6.5 Inability to Locate Participant	22
6.6 No Acceleration of Payments	22
6.7 Tax Withholding	23
6.8 Six-Month Delay for Specified Employee	23
6.9 Distributions Upon Unforeseeable Financial Emergency	23

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Article 7. Administration	24
7.1 Plan Committee	24
7.2 Operation of the Plan Committee	24
7.3 Agents	25
7.4 Compensation and Expenses	25
7.5 Plan Committee’s Powers and Duties	25
7.6 Plan Committee’s Decisions Conclusive/Exclusive Benefit	26
7.7 Indemnity	26
7.8 Insurance	28
7.9 Quarterly Statements and Notices	28
7.10 Data	29
7.11 Claims Procedure	29

Article 8. Adoption And Withdrawal By Participating Companies	32
8.1 Adoption of the Plan	32
8.2 Withdrawal From the Plan	33
8.3 Cessation of Future Contributions	33

Article 9. Amendment and Termination	34
9.1 Amendment and Termination Generally	34
9.2 Amendment and Termination Following a Change of Control	34

Article 10. Miscellaneous	35
10.1 No Enlargement of Employee Rights	35
10.2 Leave of Absence	35
10.3 Withholding	35
10.4 No Examination or Accounting	35
10.5 Records Conclusive	35
10.6 Service of Legal Process	35
10.7 Governing Law	35
10.8 Severability	36
10.9 Facility of Payment	36
10.10 General Restrictions Against Alienation	36
10.11 Excise Tax for Code Section 409A Violations	37
10.12 Counterparts	37
10.13 Assignment	37

Appendix A. The First American Corporation Deferred Compensation Plan Effective as of January 1, 1998	38

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Introduction

Background and History

Effective as of January 1, 1998, the First American Corporation (“Company”) originally established The First American Corporation Deferred Compensation Plan (“Plan”), formerly known as The First American Financial Corporation Deferred Compensation Plan.

The Plan is intended to constitute a plan which is unfunded and maintained primarily for the purpose of providing deferred compensation to a select group of management or highly compensated employees and is intended to meet the exemptions provided in ERISA sections 201(2), 301(a)(3), and 401(a)(1), as well as the requirements of Department of Labor Regulations section 2520.104-23. The Plan shall be administered and interpreted so as to meet the requirements of these exemptions and the regulations.

Restatement of Plan

The Company is now amending the Plan to comply with the requirements of Code section 409A and the guidance issued by the Internal Revenue Service and the U.S. Treasury Department thereunder and to make certain other clarifying or technical amendments to the Plan.

Plan provisions in effect prior to 2005 are reflected in Appendix A to this Plan and are referenced in this restatement as the Pre-409A Plan Document. Nothing contained in this restatement shall be interpreted as amending or otherwise modifying any provision under the Pre-409A Plan Document. For ease of reference, however, certain provisions in the restated Plan document other than Appendix A do make reference to or describe Plan provisions in effect prior to 2005.

Application of Plan

Certain amounts, designated as amounts in a “Grandfathered Account” were earned and vested under this Plan on or before December 31, 2004. As a result, such amounts are not subject to Code section 409A. Amounts that are earned and vested after December 31, 2004 are subject to Code section 409A. Since January 1, 2005, the Plan has been administered in good-faith compliance with all available Code section 409A guidance, including, but not limited to, proposed regulations issued September 29, 2005 and final regulations issued April 17, 2007. On or after the Effective Date, the Plan Committee shall administer this Plan in a manner designed to comply with Code section 409A and the Plan Committee shall disregard any Plan provision if the Plan Committee determines that application of such provision would subject the Participant to an additional excise tax under Code section 409(a)(1)(B).

Article 1. Title, Definitions and Construction

1.1 Title

This Plan shall be known as “The First American Corporation Deferred Compensation Plan.”

1.2 Definitions

Whenever the following words and phrases are used in this Plan, with the first letter capitalized, they shall have the meanings specified below.

(a)	“Account” means a Participant’s post-2004 Deferral Account.

(b)	“Affiliate” means:

(1)	Any entity or organization that, together with the Company, is part of a controlled group of corporations, within the meaning of Code section 414(b);

(2)	Any trade or business that, together with the Company, is under common control, within the meaning of Code section 414(c); and

(3)	Any entity or organization that is required to be aggregated with the Company, pursuant to Code sections 414(m) or 414(o).

For purposes of this Plan, however, the term “Affiliate” shall be interpreted such that the phrase “at least 50 percent” will be substituted for the phrase “at least 80 percent” in each place that it appears in Code section 1563. Additionally, an entity shall be an Affiliate only during the period when the entity has the required relationship, under this Plan section 1.2, with the Company.

(c)	“Base Salary” means a Participant’s annual base salary and all other remuneration for services rendered to a Participating Company, prior to reduction for any salary contributions to a plan established pursuant to Code sections 125 or 401(k), including payments from other non-qualified deferred compensation plans sponsored by a Participating Company, but excluding bonus or other incentive payments or income derived from equity-based compensation.

(d)	“Beneficiary” means the person, persons or entity designated by a Participant to receive the benefits described in this Plan in the event of the Participant’s death.

Each Participant shall designate in writing consistent with Plan section 1.5 and in accordance with procedures established by the Plan Committee the person or persons, including a trustee, personal representative or other fiduciary, to receive the benefits specified hereunder in the event of the Participant’s death. No Beneficiary designation shall become effective until it is filed with the Plan Committee. Any designation shall be revocable at any time through a written instrument filed by the Participant with the Plan Committee with or without the consent of the previous

Beneficiary. If there is no Beneficiary designation in effect, then the person designated to receive the death benefit specified in Plan section 6.4 shall be the Beneficiary. However, no designation of a Beneficiary other than the Participant’s spouse shall be valid unless the spouse has consented to such designation in writing in accordance with procedures established by the Plan Committee or its designee. If there is no such designation or if there is no surviving designated Beneficiary, then the Participant’s surviving spouse shall be the Beneficiary. If there is no surviving spouse to receive any benefits payable in accordance with the preceding sentence, the duly appointed and currently acting personal representative of the Participant’s estate (which shall include either the Participant’s probate estate or living trust) shall be the Beneficiary. In any case where there is no such personal representative of the Participant’s estate duly appointed and acting in that capacity within 90 days after the Participant’s death (or such extended period as the Plan Committee determines is reasonably necessary to allow such personal representative to be appointed, but not to exceed 180 days after the Participant’s death), then Beneficiary shall mean the person or persons who can verify by affidavit or court order to the satisfaction of the Plan Committee that they are legally entitled to receive the benefits specified hereunder. In the event any amount is payable under the Plan to a minor, payment shall not be made to the minor, but instead be paid:

(1)	To that person’s living parent(s) to act as custodian;

(2)	If that person’s parents are then divorced, and one parent is the sole custodial parent, to such custodial parent; or

(3)	If no parent of that person is then living, to a custodian selected by the Plan Committee to hold the funds for the minor under the Uniform Transfers or Gifts to Minors Act in effect in the jurisdiction in which the minor resides. If no parent is living and the Plan Committee decides not to select another custodian to hold the funds for the minor, then payment shall be made to the duly appointed and currently acting guardian of the estate for the minor or, if no guardian of the estate for the minor is duly appointed and currently acting within 60 days after the date the amount becomes payable, payment shall be deposited with the court having jurisdiction over the estate of the minor. Any and all liability of the Company shall terminate upon payment by the Company of all benefits owed hereunder pursuant to any unrevoked Beneficiary designation or to the Participant’s estate if no such designation exists.

(e)	“Board” means the Board of Directors of The First American Corporation.

(f)	“Bonuses” means such additional amounts of income or incentive pay as a Participating Company may determine to pay to an employee, as determined in the sole and absolute discretion of such Participating Company. Income attributable to equity-based compensation will not be included in this definition.

(g)	“Change of Control” means the occurrence of any of the following:

(1)	The acquisition by any person, entity or “group” (as defined in section 13(d)(3) of the Securities Exchange Act of 1934, as amended (“Exchange Act”)) as beneficial owner, directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the then outstanding securities of the Company.

(2)	A change in the composition of the Board occurring within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors; or

(3)	Any other event constituting a change in control required to be reported in response to item 6(e) of Schedule 14A of Regulation 14A under the Exchange Act.

Notwithstanding the foregoing, a Change in Control shall not be deemed to have occurred by reason of the acquisition of Company securities by the Company, any entity controlled by the Company or any plan sponsored by the Company which is qualified under Code section 401(a) or by reason of the acquisition of Company securities (either directly or indirectly as a result of a merger, consolidation or otherwise) or other corporate restructuring event of the Company in a transaction approved by the Incumbent Directors.

(h)	“Code” means the Internal Revenue Code of 1986, as amended.

(i)	“Commissions” means a Participant’s remuneration earned from a Participating Company that is dependent on sales activity and is not related to Base Salary or Bonuses.

(j)	“Company” means The First American Corporation and any successor corporation or corporations.

(k)	“Compensation” means the Base Salary, Commissions and Bonuses that the Participant is entitled to receive for services rendered to the Company. All deferral elections are applied to the Plan Year in which the Compensation is earned, regardless of when it is paid. Deferral elections covered under subsection (w) shall not include Compensation earned prior to the expiration of the 30-day period reflected at subsection (w).

(l)	“Deferral Account” means the bookkeeping account maintained by the Plan Committee for each Participant that is credited with amounts earned and vested on and after December 31, 2004 equal to

(1)	The portion of the Participant’s Compensation that the Participant elects to defer, and

(2)	Interest pursuant to Plan section 4.1.

(m)	“Deferral Amount” means the amount of the Participant’s Compensation that the Participant elects to defer each Plan Year pursuant to Article 3 of the Plan.

(n)	“Disability” means a physical or mental condition which renders the Participant eligible for disability payments under the Social Security Act.

(o)	“Distributable Amount” means the balance in the Participant’s Deferral Account provided that such balance in the Deferral Account has also satisfied all requirements in Article 6 of the Plan necessary to be distributable.

(p)	“Early Distribution” means an election by a Participant, with respect to the Participant’s pre-2005 Plan Year balances as set forth in the Pre-409A Plan Document at Appendix A, and in accordance with Plan section 6.2 to accelerate or otherwise change the time or form (or time and form) of payment with respect to such pre-2005 deferrals.

(q)	“Effective Date” means January 1, 2009.

(r)	“Eligible Employee” means such management and highly compensated employees as are designated by the Plan Committee or its designee for participation in this Plan.

(s)	“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(t)	“Fund” means one or more of the investment funds selected by the Plan Committee pursuant to Plan section 3.3.

(u)	“Grandfathered Account” means the Account of a Participant composed entirely of deferred compensation that was earned and vested prior to 2005. Amounts designated to the Grandfathered Account are not subject to Code section 409A and are governed solely by the terms of the Pre-409A Plan Document as set forth at Appendix A.

(v)	“Incumbent Directors” means directors who either are:

(1)	Directors of the Company as of January 1, 2009; or

(2)

Elected, or nominated for election, to the Board with the affirmative votes of at least two-thirds of the Incumbent Directors at the time of such election or nomination, but shall not include an individual not otherwise an Incumbent

Director whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company.

(w)	“Initial Election Period” means the 30-day period immediately following the date an employee shall first be designated by the Company as an Eligible Employee for purposes of Article 2 of the Plan or any other account based plan established or maintained by the Company or any Affiliate that allows for the elective deferral of compensation, as determined under Treasury Regulations section 1.409A-1(c)(2)(i)(A).

(x)	“Investment Return” means, for each Fund, an amount equal to the net rate of gain or loss on the assets of such Fund during each business day.

(y)	“Key Employee Policy” means the policy used by the Company to identify Specified Employees consistent with the requirements of Treasury Regulations section 1.409A-1(i).

(z)	“Military Leave” means leave subject to reemployment rights under the Uniformed Services Employment and Reemployment Rights Act of 1994, as amended.

(aa)	“Participant” means any Eligible Employee who becomes a Participant in accordance with Article 2 of the Plan.

(bb)	“Participating Company” means the Company and each Affiliate that the Board of the Company or its designee authorizes to participate in this Plan provided that each such Affiliate’s governing body has accepted such offer to have certain of its employees to be eligible to participate.

(cc)	“Payment Date” means the first month following the end of the calendar quarter in which the Participant has a Separation from Service or a Scheduled Withdrawal Date. Notwithstanding the above, the Payment Date for a Specified Employee on account of a Separation from Service will not be prior to the expiration of the six-month anniversary of such Specified Employee’s Separation from Service.

(dd)	“Payment Event” means the Participant’s Separation from Service, including a Separation from Service caused by the Participant’s death, the Participant’s elected Scheduled Withdrawal Date or a qualifying Unforeseeable Financial Emergency as set forth in Plan section 6.9.

(ee)	“Plan” means The First American Corporation Deferred Compensation Plan, as amended from time to time.

(ff)	“Plan Committee” means the Plan Committee appointed by the Board to administer the Plan in accordance with Article 7 of the Plan.

(gg)	“Plan Year” means the 12-consecutive month period beginning on each January 1 and ending on December 31.

(hh)	“Policy” means the life insurance policy or policies purchased in accordance with the terms of this Plan.

(ii)	“Pre-409A Plan Document” means the Plan document as in effect on or before December 31, 2004 and prior to the application of Code section 409A.

(jj)	“Qualified Divorce Order” means a divorce order that:

(1)	Creates or recognizes the existence of an alternate payee’s right to, or assigns to an alternate payee the right to, receive all or a portion of the benefits payable to a Participant under this Plan;

(2)	Clearly specifies:

(A)	The name and the last known mailing address of the Participant and the name and mailing address of the alternate payee covered by the order;

(B)	The amount or percentage of the Participant’s benefits to be paid by this Plan to the alternate payee, or the manner in which such amount or percentage is to be determined;

(C)	That the alternate payee will receive a lump sum distribution; and

(D)	That it applies to this Plan; and

(3)	Does not:

(A)	Require this Plan to provide any type or form of benefit, or any option, not otherwise provided under the Plan;

(B)	Require this Plan to provide increased benefits;

(C)	Require the payment of benefits to an alternate payee that are required to be paid to another alternate payee under another divorce order previously determined to be a Qualified Divorce Order; or

(D)	Require the payment of benefits under this Plan at a time or in a manner that would cause the Plan to fail to satisfy the requirements of Code section 409A (or other applicable section) and any regulations promulgated thereunder or that would otherwise jeopardize the deferred taxation treatment of any amounts under this Plan.

(kk)	“Scheduled Withdrawal” means the amount of Compensation deferred by a Participant in a given Plan Year, and earnings and losses attributable thereto, which the Participant elected at the time that the corresponding deferral election was made to have distributed in-service at a Scheduled Withdrawal Date. A Participant may not elect to receive a Scheduled Withdrawal equal to an amount other than the total amount of Compensation (and related earnings or losses) deferred during the Plan Year to which the Scheduled Withdrawal relates.

(ll)	“Scheduled Withdrawal Date” means the distribution date elected by the Participant at the time that the corresponding Plan Year deferral election was made for a Scheduled Withdrawal. A Participant’s Scheduled Withdrawal Date with respect to amounts of Compensation deferred in a given Plan Year cannot be paid until after the expiration of two Plan Years from the last day of the Plan Year for which the corresponding deferrals of Compensation were made (e.g., 2012 for deferrals made in 2009).

(mm)	“Separation from Service” means the date on which a Participant ceases to be an employee of the Company (or any Affiliate) on account of the Participant’s retirement, death, or other termination of employment. Whether or not a Participant has incurred a Separation from Service will be based on all surrounding relevant circumstances, including, but not limited to, the reasonable belief of both the Participant and the Company (or Affiliate) that the Participant will perform no future services for the Company (or Affiliate) as an employee, as a contractor or in any other capacity. The Plan will treat an anticipated permanent reduction in the level of bona fide services provided by the Participant to the Company or an Affiliate as a Separation from Service provided that it is reasonable for the Company or the Affiliate to anticipate that the Participant’s reduced level of bona fide services will not exceed 49 percent of the average level of bona fide services provided by such Participant within the immediately preceding applicable 36 months within the meaning of Treasury Regulations section 1.409A-1(h)(1)(ii).

For purposes of this defined term, no Separation from Service will be deemed to have occurred if the Participant (1) transfers employment from the Company or an Affiliate to another member of the Company’s Code section 414 controlled group; or (2) experiences a Military Leave. For this purpose, controlled group membership will include the Company and each Affiliate whether or not such Affiliate is also a Participating Company.

Notwithstanding the foregoing, in the event that all or substantially all of the assets of the Company are acquired by an unrelated third-party buyer, the Company and such buyer will have the discretionary authority consistent with the requirements of Treasury Regulations section 1.409A-1(h)(4) to determine whether or not such asset transaction results in a Separation from Service for Participants from the Company.

(nn)	“Specified Employee” means a Participant qualifying as a “key employee” for purposes of Code section 416 (determined without regard to Code section 416(i)(5)

by satisfying any one of the following conditions at any time during the 12-month period ending on each December 31 (“Identification Date”):

(1)	The Participant is among the top-paid 50 officers of the Company with annual compensation (within the meaning of Code section 415(c)(3)) in excess of $145,000 (subject to cost-of-living adjustments);

(2)	The Participant is a five-percent owner; or

(3)	The Participant is a one-percent owner and has annual compensation in excess of $150,000.

If an individual is a key employee as of an Identification Date, including an individual who acknowledges his Specified Employee status to the Company immediately prior to the date of his Separation from Service, the individual shall be treated as a Specified Employee for the 12-month period beginning on April 1 following the Identification Date. For the limited purpose of applying the “one-percent” and “five-percent” ownership rules, ownership is determined with respect to the entity for which the Eligible Employee provides services. The Code’s controlled and affiliated service group rules do not apply when determining a Participant’s ownership interests. Notwithstanding the foregoing, an individual shall not be treated as a Specified Employee unless any stock of the Company or any Affiliate is publicly traded on an established securities market or otherwise.

For purposes of making its annual Specified Employee determination, the Company shall consider compensation treated as recognizable pay under the so-called “Code section 415 general” definition of pay.

Notwithstanding the above, the Company may (but is not required to) adopt an alternative method for identifying Specified Employees, provided such method satisfies the requirements set forth at Treasury Regulations section 1.409A-1(i)(5).

(oo)	“Subsequent Election Period” means any election period after the expiration of the Participant’s Initial Election Period.

(pp)	“Trust” means The First American Corporation Deferred Compensation Plan Trust.

(qq)	“Unforeseeable Financial Emergency” means an unanticipated emergency that is caused by an event beyond the control of the Participant that would result in severe financial hardship to the Participant, which the Participant cannot satisfy through insurance reimbursements, the liquidation of other assets (but only if such liquidation would not itself cause a hardship) or by stopping deferrals under this Plan, and resulting from:

(1)	A sudden and unexpected illness or accident of the Participant or a dependent of the Participant (as defined in Code section 152(a));

(2)	A casualty loss involving the Participant’s property; or

(3)	Such other extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, all as determined in the sole discretion of the Plan Committee.

1.3 Gender and Number

Any masculine or feminine terminology shall also include the opposite gender, and the definition of any term in the singular or plural shall also include the opposite number.

1.4 Headings

The headings of this Plan are inserted for convenience or reference only, and they are not to be used in the construction of the Plan.

1.5 Requirement to Be in “Written Form”

Various notices provided by the Company, the Plan Committee, or any duly authorized agent of either of them and various elections made by Participants, Beneficiaries or other payees are required to be in written form. Notwithstanding anything to the contrary in this Plan, any notices and elections related to, or that may constitute part of, the Plan may be conveyed through an electronic system or any other system approved by the Plan Committee unless otherwise provided under applicable law or regulatory guidance.

Article 2. Participation

2.1 Participation

An Eligible Employee shall become a Participant in the Plan by electing to defer a portion of his Compensation in accordance with Plan section 3.1. If a Participant has a Separation from Service and is subsequently reemployed, the Participant may not reenter the Plan until the Plan Year that follows a period of twenty-four (24) months from the Participant’s date of reemployment. If a Participant transfers to an entity that is not an Affiliate, such Participant’s participation in this Plan shall cease upon such transfer. If the Participant transfers to an Affiliate, whether or not such Affiliate is also a Participating Company, the deferral election made by a Participant for the Plan Year which includes the date of transfer shall remain in effect for the remainder of such Plan Year. Participants who transfer to an Affiliate which is not a Participating Company shall not be eligible to make a deferral election with respect to any Plan Year following the Plan Year in which their transfer to such Affiliate was first effective until such time (if ever) that such Participant’s employment is transferred back to the Company or a Participating Company or until such time (if ever) that such nonparticipating Affiliate becomes a Participating Company.

Article 3. Deferral Elections

3.1 Elections to Defer Compensation

Each Eligible Employee may elect to defer Compensation in accordance with this Plan section 3.1.

(a)	Initial Election Period. Subject to the provisions of Article 2 of the Plan, each Eligible Employee may elect to defer Compensation not yet earned by filing with the Plan Committee an election that conforms to the requirements of this Plan section 3.1, in a manner provided by the Plan Committee, no later than the last day of his Initial Election Period. Each Participant’s election made during his Initial Election Period (if any) will remain in effect from Plan Year to Plan Year until the Participant changes such election pursuant to subsection (d).

(b)	Subsequent Election Periods. Any Eligible Employee who fails to elect to defer Compensation during his Initial Election Period may subsequently become a Participant by filing an election, in a manner provided by the Plan Committee, to defer Compensation as described in subsection (a), above, on or before December 31 of a Plan Year with respect to Compensation to be earned in the next following Plan Year. Each Participant’s election during any Subsequent Election Period (if any) will remain in effect from Plan Year to Plan Year until the Participant changes such election pursuant to subsection (d).

(c)	Required Deferral Amount. The amount of Compensation which an Eligible Employee may elect to defer shall be a whole percentage or a specified dollar amount which shall not exceed 100% of the Eligible Employee’s Compensation or applicable component of Compensation, and provided that the total amount deferred by a Participant shall be limited in any calendar year, if necessary, to satisfy Social Security tax and Medicare, income tax, employee benefit plan and other withholding requirements as determined in the sole and absolute discretion of the Plan Committee. If a Participant elects to defer a specified dollar amount from one or more eligible sources of Compensation (Base Salary, Bonuses, Commissions) and the specified dollar amount exceeds the amount of Compensation in one or more of the eligible sources of Compensation as previously elected by the Participant, a deferral of up to 100% of the Eligible Employee’s Compensation or applicable component of Compensation, consistent with the tax, withholding and benefit plan requirements set forth in the preceding sentence, shall be deemed to satisfy such previously elected specified dollar deferral.

(d)

Modification of Deferral Election Generally. A Participant may increase, decrease or terminate a deferral election with respect to Compensation for any subsequent Plan Year by filing a new election on or before December 31, which election shall be effective on the first day of the next following Plan Year. If no such modification of a prior deferral election is made on or before each successive December 31, then the standing deferral election, as described in subsections (a) and (b) above shall continue in effect until it is modified under this subsection.

(e)	Modification of Deferral Election Upon Unforeseeable Financial Emergency. A Participant may request to suspend their deferral election due to an Unforeseeable Financial Emergency. The Plan Committee will make a determination of whether or not to grant such Participant’s request. If the Plan Committee determines a Participant experienced an Unforeseeable Financial Emergency, the Participant’s standing election covering the Initial Election Period or Subsequent Election Period, as applicable, will be suspended for the remainder of the period covered by such Initial Election Period or Subsequent Election Period.

(f)	Transfers. A Participant who transfers from the Company or a Participating Company to a non-participating Affiliate shall have his deferral election remain in place for the remainder of the Plan Year in which such transfer was first effective.

3.2 Distribution Elections

(a)	Form of Distribution. Concurrently with the filing of a Participant’s Plan Year election to defer, a Participant shall elect the form of distribution from among the following options in a manner provided by the Plan Committee:

(1)	A lump sum distribution beginning on the Participant’s Payment Date; or

(2)	Substantially equal quarterly installments over five (5), ten (10), or fifteen (15) years beginning on the Participant’s Payment Date.

A distribution election made with respect to a Deferral Amount will not remain in effect beyond the Plan Year for which the distribution election was originally made. If a Participant fails to elect an optional form of benefit as provided above by the due date determined for making such election, the Participant’s Distributable Amount will be distributed in a lump sum beginning on the Participant’s Payment Date. If a Participant makes an election to receive installments with respect to deferrals that apply to one or more Plan Years and later experiences a Separation from Service, and begins to receive such installment payments and is then later rehired, such installment payments related to the Participant’s prior period of service must continue to be paid as if the Participant was never rehired.

(b)

Post-2004 Plan Year Deferrals. For the deferrals that relate to each successive Plan Year after 2004, a Participant may make a one-time election to change the time or form (or time and form) of distribution of the Participant’s corresponding Plan Year balance so long as such election is not effective for twelve months, does not accelerate the time in which the distribution is to be received, is made not less than twelve (12) months prior to the Scheduled Withdrawal Date for a Scheduled

Withdrawal), and results in a delay in the Scheduled Withdrawal Date of not less than five (5) years. Any such one-time election change made with respect to deferrals relating to a specific Plan Year after 2004 will not change the original election made with respect to the deferrals for any other specific Plan Year after 2004.

(c)	$25,000 Lump Sum. In the case of a Participant with an Account balance of less than $25,000 at his Separation from Service, the Distributable Amount shall be paid to the Participant by the Payment Date (and after his death to his Beneficiary) in a lump sum, regardless of the election made by the Participant, provided further that such accelerated lump sum payout will only apply if such payout results in the termination of the Participant’s entire interest in this Plan and all other account-based elective deferral plans aggregated with this Plan under Code section 409A.

(d)	Earnings. The Participant’s Account shall continue to be credited with earnings pursuant to Plan section 4.1 until all amounts credited to the Participant’s Account under the Plan have been distributed. For lump sum distributions, a Participant’s Account will be credited with earnings through the last day of the calendar quarter in which the Participant has a Separation from Service. Lump sum distributions that are payable to a Specified Employee, as defined in Plan section 1.2(nn), and, therefore, subject to a six-month delay shall be credited with earnings through the last day of the calendar month coincident with or immediately following the expiration of such six-month period. For installment payments, a Participant’s Account will be credited with earnings through the last day of the calendar quarter which includes the last remaining installment payment, For Scheduled Withdrawals, a Participant’s Account will be credited with earnings through the applicable December 31 immediately preceding the Scheduled Withdrawal Date.

3.3 Investment Elections

(a)	At the time of making the deferral elections described in Plan section 3.1, the Participant shall designate, in a manner provided by the Plan Committee, the types of investment funds in which the Participant’s Account will be deemed to be invested for purposes of determining the amount of earnings to be credited to his Account. In making the designation pursuant to this Plan section 3.3, the Participant may specify that all or any percentage of his Account (in whole percentage increments) be deemed to be invested in one or more of the types of investment funds provided under the Plan as communicated from time to time by the Plan Committee. A Participant may change the designation made under this Plan section 3.3, any day by filing an election, in a manner provided by the Plan Committee. If a Participant fails to elect a type of fund under this Plan section 3.3, the Participant shall be deemed to have elected the Money Market type of investment fund.

(b)	Although the Participant may designate the type of investments, the Plan Committee shall not be bound by such designation. The Plan Committee shall select from time to time, in its sole discretion, certain investment crediting options, all of which are communicated by the Plan Committee to the Participant pursuant to subsection (a), above, and such designated investments shall constitute the Funds. The Investment Return of each such commercially available investment fund shall be used to determine the amount of earnings or losses to be credited to Participant’s Account under Article 4 of the Plan.

Article 4. Participant Accounts and Trust Funding

4.1 Participant Accounts

The Plan Committee shall establish and maintain a Deferral Account for each Participant under the Plan. Each Participant’s Deferral Account and Company Contribution Account shall be further divided into separate subaccounts (“investment fund subaccounts”), each of which corresponds to an investment fund elected by the Participant pursuant to Plan section 3.3(a). A Participant’s Deferral Account shall be credited as follows:

(a)	Within five business days of Compensation being withheld, the Plan Committee shall credit the investment fund subaccounts of the Participant’s Deferral Account with an amount equal to the Compensation deferred by the Participant during each pay period in accordance with the Participant’s election under Plan section 3.3(a); that is, the portion of the Participant’s deferred Compensation that the Participant has elected to be deemed to be invested in a certain type of investment fund shall be credited to the investment fund subaccount corresponding to that investment fund. Deferrals of Base Salary will be deducted from each applicable paycheck. Deferrals of Commissions and Bonuses will be deducted when paid.

(b)	At the end of every business day, each investment fund subaccount of a Participant’s Deferral Account shall be credited with earnings or losses in an amount equal to that determined by multiplying the balance credited to such investment fund subaccount as of each preceding business day by the Investment Return for the corresponding fund selected by the Company pursuant to Plan section 3.3(b).

(c)	In the event that a Participant elects to defer Compensation for a given Plan Year, all amounts attributed to the deferral of Compensation for such Plan Year shall be accounted for in a manner which allows separate accounting for the deferral of such Compensation and investment gains and losses associated with such Plan Year’s deferral of Compensation.

4.2 Funding of Trust

(a)	The Company has created a Trust with First American Trust, FSB serving as the initial trustee. The Company shall cause the Trust to be funded each year. Each Participating Company shall contribute to the Trust an amount equal to the amount deferred by each Participant for the Plan Year. Each Participating Company may also contribute such additional amounts as it shall deem necessary or appropriate.

(b)

Although the principal of the Trust and any earnings thereon shall be held separate and apart from other funds of a Participating Company and shall be used exclusively for the uses and purposes of Plan Participants and Beneficiaries as set forth therein, neither the Participants nor their Beneficiaries shall have any preferred claim on, or any beneficial ownership in, any assets of the Trust prior to the time such assets are paid to the Participants or Beneficiaries as benefits and all rights created under this Plan shall be unsecured contractual rights of Plan Participants and Beneficiaries against the Participating Company.

(c)	Prior to an event of insolvency, as defined in the Trust, the assets of the Plan and Trust shall never inure to the benefit of the Participating Company and the same shall be held for the exclusive purpose of providing benefits to Participants and their beneficiaries, including the payment of reasonable expenses of administering the Plan and Trust. Upon an event of insolvency, as defined in the Trust, assets held in the Trust will be subject to the claims of a Participating Company’s general creditors under federal and state law as further specified in the Trust.

Article 5. Vesting

A Participant’s Deferral Account shall be 100% vested at all times.

Article 6. Distributions

6.1 Scheduled Distributions

In the case of a Participant who has elected a Scheduled Withdrawal while still in the employ of a Participating Company, such Participant shall receive his Scheduled Withdrawal amount in a lump sum on the Payment Date following the Scheduled Withdrawal Date specified in his deferral election. If a Participant elects to modify a previously elected Scheduled Withdrawal Date with respect to post-2004 deferrals, the modification of the Participant’s Scheduled Withdrawal Date will not take effect for 12 months after the date the Participant modified his Scheduled Withdrawal Date and no payment will be made pursuant to the revised Scheduled Withdrawal Date prior to the expiration of a period equal to five years from the date the payment or payments would have commenced under the Scheduled Withdrawal Date originally elected by the Participant as required by the subsequent deferral election rules under Code section 409A. If a Participant has a Separation from Service prior to a Scheduled Withdrawal Date, other than by reason of death, the portion of the Participant’s Account associated with the Participant’s selected Scheduled Withdrawal Dates which have not occurred prior to such Separation from Service shall be distributed in a lump sum, provided, however, such lump sum will be delayed for six (6) months following the Participant’s Separation from Service consistent with Plan sections 1.2(cc) and 1.2(nn).

6.2 Post-2004 Early Distributions of Pre-2005 Plan Year Balances

Except as specified below, the Participant’s right to elect an Early Distribution from the portion of his Deferral Account that represents pre-2005 Plan Year balances is not amended and the Plan terms governing such Early Distribution, including the ten percent payment forfeiture provision, are reflected in Appendix A of this Plan. On or after the Effective Date, a Participant making an election to take an Early Distribution will result in the Participant being suspended from making a Deferral Amount for two Plan Years commencing with the January 1 next following the date on which the Participant makes such Early Distribution election. Deferrals (and investment earnings on such deferrals) made to this Plan after 2004 are not eligible for an Early Distribution.

6.3 Distribution Upon Separation from Service

Upon the Participant’s Separation from Service, whether by reason of retirement or for any reason other than death, a Participant shall receive his Distributable Amount (or in the case of a Participant who has elected to receive his Distributable Amount in installments, begin to receive such installments) in the form elected by the Participant pursuant to Plan section 3.2 on the Payment Date following such Separation from Service.

6.4 Death Benefit

(a)	Death Benefit While Still Employed. In the case of a Participant who dies while employed by a Participating Company, the following benefits shall be provided:

(1)	The Account Balance in a lump sum or installments as previously elected by the Participant and, subject to the provisions of this Article 6 of the Plan but without regard to the six-month payment delay for Specified Employees;

(2)	In the case of an employee who became a Participant prior to January 1, 2002, that portion of the death benefit of any life insurance policy purchased by the Trust to insure the life of the Participant and which is subject to a “Split-Dollar Life Insurance Agreement” (as described therein) equal to the amounts described in subsections (a)(2)(A) through (D) and not to exceed $2 million. Furthermore, if the Participant dies while in service on or after attainment of age 61, the benefit under this Plan section, after application of the $2 million limit described above, shall be reduced by 20% for each full year after the Participant’s attainment of age 60. Provided, however, that if the Participant is over age 61 as of February 1, 2003, the benefit will be reduced by 20% for each full year after February 1, 2002 and not as described in the preceding sentence.

(A)	If a Participant elects during his first twelve months of Plan participation (whether or not such election occurs during more than one Plan Year) to defer Base Salary only, such Participant’s death benefit shall equal his Base Salary deferrals annualized over the first twelve months of Plan participation multiplied by fifteen. This amount shall constitute the Participant’s death benefit for the remainder of his participation in the Plan.

(B)	If a Participant elects during his first twelve months of Plan participation (whether or not such election occurs during more than one Plan Year) to defer Bonuses and/or Commissions only, such Participant’s death benefit during the first twelve months of Plan participation shall be $0. At the end of the initial twelve-month period (which may or may not span more than one Plan Year) the amount of the Participant’s deferral of Bonuses and/or Commissions shall be aggregated and multiplied by fifteen, which amount shall constitute the Participant’s death benefit for the remainder of his participation in this Plan.

(C)

If a Participant elects during his first twelve months of Plan participation (whether or not such election occurs during more than one Plan Year) to defer Base Salary and Bonuses and/or Commissions, then the Participant’s death benefit during his first twelve months of Plan participation shall equal his Base Salary deferrals annualized over twelve months multiplied by fifteen. At the end of the initial twelve-month period (which may or may not span more than one Plan Year) the Participant’s death benefit shall equal the amount of Base Salary deferrals annualized during the first twelve months multiplied by fifteen plus the aggregate amount of all deferrals of Bonuses and/or Commissions which occurred during the first twelve months multiplied by fifteen. This amount shall constitute the Participant’s death benefit for the remainder of his participation in the Plan.

(D)	If a Participant suspends contributions of Base Salary during the first twelve (12) months of Plan participation, then the Participant’s death benefit calculated in accordance with subsections (a)(2)(A) and (C) shall be determined by multiplying the actual amount of Base Salary deferred during the initial twelve-month period multiplied by fifteen.

(3)	Any such Policy shall be subject to certain conditions as set forth in a “split-dollar life insurance agreement” between the Participant, Trustee and the Participating Company, pursuant to which the Participant may designate a beneficiary with respect to the portion of the Policy proceeds described in this Plan section 6.4 in the event the Participant dies prior to otherwise incurring a Separation from Service. The Participant may designate and change such beneficiary (which need not be his Beneficiary) at any time on a form provided by and filed with the insurance company. If no such form is on file with the insurance company, the insurance proceeds designated in this paragraph shall be paid to the Beneficiary. The benefit payable pursuant to this paragraph shall only be paid if the insurance company agrees that the Participant is insurable and shall be subject to all conditions and exceptions set forth in the applicable insurance policy.

(4)	Notwithstanding any provision of this Plan or any other document to the contrary, the Participating Company shall not have any obligation to pay the Participant or his beneficiary any amounts described in subsection (a)(2); all such amounts due pursuant to subsection (a)(2) shall be payable solely from the proceeds of the Policy, if any. Furthermore, the Participating Company is not obligated to maintain the Policy; no death benefit shall be payable hereunder if the Company has discontinued the Policy for the Participant. In addition, no Policy shall be allocated to any Participant Account.

(5)	So long as the Participating Company Trust maintains a Policy for a Participant, the Company shall pay to the Trustee amounts necessary to pay premiums on the Policy insuring the Participant’s life as soon as practicable after the end of each Plan Year, or such earlier time as the Company shall determine (but no later than the tax return due date for the Company for such year), in amounts equal to the amount deferred by the Participant for the Plan Year. The Company may allocate such premium expenses amongst Participating Companies.

(6)	Notwithstanding any provision of this Plan to the contrary, and effective January 1, 2002, no death benefit will be payable to any Eligible Employee who became a Participant after December 31, 2001.

(b)	Death After Benefit Commencement. In the event a Participant dies after he has had a Separation from Service and begins to receive installment payments pursuant to Plan section 3.2 but while he still has a balance in his Account, the balance shall continue to be paid in installments to the Beneficiary for the remainder of the period as elected by the Participant.

(c)	Death Benefit Reduction. In the event a Participant elects an Early Distribution from his Deferral Account for a percentage of his Account representing his pre-2005 Plan Year balances, the Participant’s death benefit as computed in accordance with this Plan section 6.4 shall be reduced by multiplying said death benefit by a fraction the numerator of which shall be the sum of the Participant’s Early Distributions and the denominator of which shall be the Participant’s Deferral Account representing his pre-2005 Plan Year balances without reduction for any Early Distributions taken. For purposes of calculating the denominator of the fraction set forth above, a Participant’s Early Distributions shall be credited with earnings and losses in accordance with Plan section 4.1.

6.5 Inability to Locate Participant

If the Plan Committee is unable to locate a Participant or Beneficiary within three years following the required Payment Date, the amount allocated to the Participant’s Deferral Account shall be forfeited. If, after such forfeiture, the Participant or Beneficiary later claims, within three years of the forfeiture, such benefit, such benefit shall be reinstated but without interest or earnings from the date of forfeiture forward.

6.6 No Acceleration of Payments

The Plan Committee shall not permit the acceleration of the time or schedule of payments except as provided in this Plan section.

As of January 1, 2009, acceleration of the time or schedule of payments shall be permitted only in the following instances:

(a)	A payment to an alternate payee to the extent necessary to fulfill a Qualified Divorce Order;

(b)	A payment that is necessary to comply with a certificate of divestiture as defined in Code section 1043(b)(2);

(c)

A payment to pay the Federal Insurance Contributions Act (FICA) tax imposed under Code sections 3101 and 3121(v)(2) on amounts held by the Plan as well as a payment to pay any income tax at source on wages imposed under Code section 3401

(i.e., wage withholding) on the FICA tax amount and any income tax at source attributable to the pyramiding of wages and taxes. The total payment under this subsection may not exceed the aggregate FICA tax amount and the income tax withholding related to such FICA tax amount; or

(d)	A small amount cashout pursuant to Treasury Regulations section 1.409A-3(j)(4)(v).

6.7 Tax Withholding

Any federal, state or local taxes, including FICA tax amounts, required by law to be withheld with respect to benefits earned and vested under this Plan or any other compensation arrangement may be withheld from the Participant’s benefit, salary, wages or other amounts paid by the Company or any employer and reasonably available for withholding. Prior to making or authorizing any benefit payment under this Plan, the Company may require such documents from any taxing authority, or may require such indemnities or a surety bond from any Participant or Beneficiary, as the Company shall reasonably consider necessary for its protection.

6.8 Six-Month Delay for Specified Employee

If the Company determines that a Participant is a Specified Employee, payment of the Participant’s Account will not commence prior to the first day of the month following the six-month anniversary of the Participant’s Separation from Service. Additionally, a Participant must notify the Company to affirm whether or not he is a Specified Employee by virtue of the one-percent and five-percent ownership thresholds set forth at Treasury Regulations section 1.409A-1(i) and the Company will not be responsible for any consequences to the Participant as a result of a Participant’s failure to so notify the Company. The above six-month payment delay will not apply to a Participant who is a Specified Employee if the Participant’s Separation from Service is on account of his death. The above six-month payment delay will also not apply to a Participant who incurs and receives a payment pursuant to a qualifying Disability. If a Participant’s benefits under this Plan are subject to such six-month payment delay, the Participant will be entitled to receive a one-time lump sum payment equal to the payments which were delayed by the above six-month delay.

6.9 Distributions Upon Unforeseeable Financial Emergency

A Participant may request an accelerated distribution from his Deferral Account that does not exceed an amount necessary to satisfy an Unforeseeable Financial Emergency experienced by the Participant. The Plan Committee will make a determination of whether or not to grant such Participant’s request. In making this determination, the Plan Committee is not required to consider payments that may be available to the Participant due to the Unforeseeable Financial Emergency under any other qualified or nonqualified retirement plans maintained by the Company.

Article 7. Administration

7.1 Plan Committee

(a)	Except as otherwise provided in the Plan, the Plan Committee shall be the administrator of the Plan, within the meaning of ERISA section 3(16)(A). The Plan Committee shall generally administer the Plan.

(b)	The Plan Committee may be composed of as many members as the Board may appoint in writing from time to time. The Board may also delegate to another person the power to appoint and remove members of the Plan Committee.

(c)	The Company by action of an officer or the Chairperson of the Plan Committee, or if there is no Chairperson, then by unanimous consent of the members of the Plan Committee, may appoint Plan Committee members from time to time. Members of the Plan Committee may, but need not, be Employees.

(d)	A member of the Plan Committee may resign by delivering his written resignation to the Plan Committee. The resignation shall be effective as of the date it is received by the Plan Committee or such other later date as is specified in the resignation notice. A Plan Committee member may be removed at any time and for any reason by the Company by action of any of its officers, the Chairman of the Plan Committee, or by unanimous consent of the remaining members of the Plan Committee. Any Employee appointed to the Plan Committee shall automatically cease to be a member of the Plan Committee, effective on the date that he ceases to be an Employee, unless the Chairman of the Plan Committee, an officer of the Company, or all of the Plan Committee members unanimously specify otherwise in writing.

7.2 Operation of the Plan Committee

(a)	A majority of the members of the Plan Committee at the time in office shall constitute a quorum for the transaction of business. All resolutions adopted and other actions taken by the Plan Committee at any meeting shall be by the vote of a majority of those present at any such meeting. Upon the concurrence of all of the members in office at the time, action by the Plan Committee may be taken otherwise than at a meeting.

(b)	The members of the Plan Committee may elect one of their members as Chair and may elect a Secretary who may, but need not, be a member of the Plan Committee.

(c)	The members of the Plan Committee may authorize one or more of their members or any agent to execute or deliver any instrument or instruments on their behalf. The members of the Plan Committee may allocate any of the Plan Committee’s powers and duties among individual members of the Plan Committee.

(d)	The Plan Committee may appoint one or more subcommittees and delegate any of its discretionary authority and such of its powers and duties, as it deems desirable to any such subcommittee. The members of any such subcommittee shall consist of such persons as the Plan Committee may appoint.

(e)	All resolutions, proceedings, acts, and determinations of the Plan Committee, with respect to the administration of the Plan, shall be recorded; and all such records, together with such documents and instruments as may be necessary for the administration of the Plan, and shall be preserved by the Plan Committee.

(f)	Subject to the limitations contained in the Plan, the Plan Committee shall be empowered from time to time in its discretion to establish rules for the exercise of the duties imposed upon the Plan Committee under the Plan.

7.3 Agents

(a)	The Board, the Company, or the Plan Committee may delegate such of its powers and duties as it deems desirable to any person, in which case every reference herein made to the Board, Company, or the Plan Committee (as applicable) shall be deemed to mean or include the delegated persons as to matters within their jurisdiction.

(b)	The Board, the Company, or the Plan Committee may also appoint one or more persons or agents to aid it in carrying out its duties and delegate such of its powers and duties as it deems desirable to such persons or agents.

(c)	The Board, the Company, or the Plan Committee may employ such counsel, auditors, and other specialists and such clerical and other services as it may require in carrying out the provisions of the Plan, with the expenses therefore paid, as provided in Plan section 7.4.

7.4 Compensation and Expenses

(a)	A member of the Plan Committee shall serve without compensation for services as a member. Any member of the Plan Committee may receive reimbursement of expenses properly and actually incurred in connection with his services as a member of the Plan Committee, as provided in this Article 7.

(b)	All expenses of administering the Plan shall be paid by the Company.

7.5 Plan Committee’s Powers and Duties

Except as otherwise provided in this Plan, the Company shall have responsibility for any settlor duties, powers or functions (e.g., the right to amend and terminate the Plan) and except as otherwise provided in the Plan, the Plan Committee shall have responsibility for the general administration of the Plan and for carrying out its provisions. The Plan Committee shall have such powers and duties as may be necessary to discharge its functions hereunder, including the following:

(a)	To establish rules, policies, and procedures for administration of the Plan;

(b)	To construe and interpret the Plan, to decide all questions of eligibility, and to determine the amount, manner, and time of payment of any benefits hereunder;

(c)	To make a determination as to the right of any person to a benefit and the amount thereof;

(d)	To obtain from the Company such information as shall be necessary for the proper administration of the Plan;

(e)	To prepare and distribute information explaining the Plan;

(f)	To keep all records necessary for the operation and administration of the Plan;

(g)	To prepare and file any reports, descriptions, or forms required by the Code or ERISA; and

(h)	To designate or employ agents and counsel (who may also be persons employed by the Company) and direct them to exercise the powers of the Plan Committee.

7.6 Plan Committee’s Decisions Conclusive/Exclusive Benefit

The Plan Committee shall have the exclusive right and discretionary authority to interpret the terms and provisions of the Plan and to resolve all questions arising thereunder, including the right to resolve and remedy ambiguities, inconsistencies, or omissions in the Plan, provided, however, that the construction necessary for the Plan to conform to the Code and ERISA shall in all cases control. Benefits under this Plan will be paid only if the Committee decides in its discretion that the Participant, surviving spouse or Beneficiary is entitled to them. The Plan Committee shall endeavor to act in such a way as not to discriminate in favor of any class of Participants or other persons. Any and all disputes with respect to the Plan that may arise involving Participants will be referred to the Committee, and its decisions shall be final, conclusive, and binding. All findings of fact, interpretations, determinations, and decisions of the Plan Committee in respect of any matter or question arising under the Plan shall be final, conclusive, and binding upon all persons, including, without limitation, Participants, and any and all other persons having, or claiming to have, any interest in or under the Plan and shall be given the maximum possible deference allowed by law.

The Plan Committee shall administer the Plan for the exclusive benefit of Participants and their Beneficiaries.

7.7 Indemnity

(a)	The Company (including any successor employer, as applicable) shall indemnify and hold harmless each of the following persons (“Indemnified Persons”) under the terms and conditions of subsection (b).

(1)	The Committee; and

(2)	Each Eligible Employee, former Eligible Employee, current and former members of the Plan Committee, or current or former members of the Board who have, or had, responsibility (whether by delegation from another person, an allocation of responsibilities under the terms of this Plan document, or otherwise) for a fiduciary duty, a non-fiduciary settlor function (such as deciding whether to approve a plan amendment), or a non-fiduciary administrative task relating to the Plan.

(b)	The Company shall indemnify and hold harmless each Indemnified Person against any and all claims, losses, damages, and expenses, including reasonable attorneys’ fees and court costs, incurred by that person on account of his good-faith actions or failures to act with respect to his responsibilities relating to the Plan. The Company’s indemnification shall include payment of any amounts due under a settlement of any lawsuit or investigation, but only if the Company agrees to the settlement.

(1)	An Indemnified Person shall be indemnified under this Plan section 7.7 only if he notifies an Appropriate Person (defined below) at the Company of any claim asserted against or any investigation of the Indemnified Person that relates to the Indemnified Person’s responsibilities with respect to the Plan.

(A)	An “Appropriate Person” is one or more of the following individuals at the Company:

(i)	The Chief Executive Officer,

(ii)	The Chief Financial Officer, or

(iii)	Its General Counsel.

(B)	The notice may be provided orally or in writing. The notice must be provided to the Appropriate Person promptly after the Indemnified Person becomes aware of the claim or investigation. No indemnification shall be provided under this Plan section 7.7 to the extent that the Company is materially prejudiced by the unreasonable delay of the Indemnified Person in notifying an Appropriate Person of the claim or investigation.

(2)	An Indemnified Person shall be indemnified under this Plan section 7.7 with respect to attorneys’ fees, court costs, or other litigation expenses or any settlement of such litigation only if the Indemnified Person agrees to permit the Company to select counsel and to conduct the defense of the lawsuit and agrees not to take any action in the lawsuit that the Company believes would be prejudicial to the Company’s interests.

(3)	No Indemnified Person, including an Indemnified Person who is a former Employee, shall be indemnified under this Plan section 7.7 unless he makes himself reasonably available to assist the Company with respect to the matters in issue and agrees to provide whatever documents, testimony, information, materials, or other forms of assistance that the Company shall reasonably request.

(4)	No Indemnified Person shall be indemnified under this Plan section 7.7 with respect to any action or failure to act that is judicially determined to constitute or be attributable to the gross negligence or willful misconduct of the Indemnified Person.

(5)	Payments of any indemnity under this Plan section 7.7 shall only be made from assets of the Company. The provisions of this Plan section 7.7 shall not preclude or limit such further indemnities or reimbursement under this Plan as allowable under applicable law, as may be available under insurance purchased by the Company, or as may be provided by the Company under any by-law, agreement or otherwise, provided that no expense shall be indemnified under this Plan section 7.7 that is otherwise indemnified by the Company, by an insurance contract purchased by the Company, or by this Plan.

7.8 Insurance

The Plan Committee may authorize the purchase of insurance to cover any liabilities or losses occurring by reason of the act or omission of any Plan Committee member or its designee. To the extent permitted by law, the Plan Committee may purchase insurance covering any member (or its designee) for any personal liability of such Plan Committee member (or its designee) with respect to any administrative responsibilities under this Plan. Any Plan Committee member (or its designee) may also purchase insurance for his own account covering any personal liability under this Plan.

7.9 Quarterly Statements and Notices

Under procedures established by the Plan Committee, a Participant shall receive a statement with respect to such Participant’s Accounts on a quarterly basis as of each March 31, June 30, September 30 and December 31.

Each Participant shall be responsible for furnishing to the Company his current address. The Participant shall also be responsible for notifying the Company of any change in the above information. If a Participant does not provide the above information to the Company, the Plan Committee may rely on the address of record of the Participant on file with the Company’s personnel office.

All notices or other communications from the Plan Committee to a Participant (who is a current Eligible Employee) shall be deemed given and binding upon that person for all purposes of the Plan when delivered by e-mail to the Participant’s individually designated

e-mail address at the Company and all notices or other communications from the Plan Committee to a Participant (who is a former Eligible Employee) shall be deemed given and binding upon that person for all purposes of the Plan when delivered to, or when mailed first-class mail, postage prepaid, and addressed to that person at his address last appearing on the Plan Committee’s records, and the Plan Committee, and the Company shall not be obliged to search for or ascertain his whereabouts.

All notices or other communications from the Participant required or permitted under this Plan shall be provided to the person specified by the Plan Committee, using such procedures as are prescribed by the Plan Committee. The Plan Committee may require that the oral notice or communication be provided by telephoning a specific telephone number and, after calling that telephone number, by following a specified procedure. Any oral notice or oral communication from a Participant that is made in accordance with procedures prescribed by the Plan Committee shall be deemed to have been duly given when all information requested by the person specified by the Plan Committee is provided to such person, in accordance with the specified procedures.

7.10 Data

All persons entitled to benefits from the Plan must furnish to the Plan Committee such documents, evidence, or information, as the Plan Committee considers necessary or desirable for the purpose of administering the Plan, and it shall be a condition of the Plan that each such person must furnish such information and sign such documents as the Plan Committee may require before any benefits become payable from the Plan.

7.11 Claims Procedure

All decisions made under the procedure set out in this Plan section 7.11 shall be final, and there shall be no further right of appeal. No lawsuit may be initiated by any person before fully pursuing the procedures set out in this Plan section 7.11, including the appeal permitted pursuant to subsection (c) below.

(a)	The right of a Participant or any other person entitled to claim a benefit under the Plan (collectively “Claimants”) to a benefit shall be determined by the Plan Committee, provided, however, that the Plan Committee may delegate its responsibility to any person.

(1)	The Claimant (or an authorized representative of a Claimant) may file a claim for benefits by written notice to the Plan Committee. The Plan Committee shall establish procedures for determining whether a person is authorized to represent a Claimant.

(2)	Any claim for benefits under the Plan, pursuant to this Plan section 7.11, shall be filed with the Plan Committee no later than three months after the date of the Participant’s Separation from Service. The Plan Committee in its sole discretion shall determine whether this limitation period has been exceeded.

(3)	Notwithstanding anything to the contrary in this Plan, the following shall not be a claim for purposes of this Plan section 7.11:

(A)	A request for determination of eligibility, participation, or benefit calculation under the Plan without an accompanying claim for benefits under the Plan. The determination of eligibility, participation, or benefit calculation under the Plan may be necessary to resolve a claim, in which case such determination shall be made in accordance with the claims procedures set forth in this Plan section 7.11.

(B)	Any casual inquiry relating to the Plan, including an inquiry about benefits or the circumstances under which benefits might be paid under the Plan.

(C)	A claim that is defective or otherwise fails to follow the procedures of the Plan (e.g., a claim that is addressed to a party other than the Plan Committee or an oral claim).

(D)	An application or request for benefits under the Plan.

(b)	If a claim for benefits is wholly or partially denied, the Plan Committee shall, within a reasonable period of time, but no later than 90 days after receipt of the claim, notify the Claimant of the denial of benefits. If special circumstances justify extending the period up to an additional 90 days, the Claimant shall be given written notice of this extension within the initial 90-day period, and such notice shall set forth the special circumstances and the date a decision is expected. A notice of denial

(1)	Shall be written in a manner calculated to be understood by the Claimant; and

(2)	Shall contain

(A)	The specific reasons for denial of the claim;

(B)	Specific reference to the Plan provisions on which the denial is based;

(C)	A description of any additional material or information necessary for the Claimant to perfect the claim, along with an explanation as to why such material or information is necessary; and

(D)	An explanation of the Plan’s claim review procedures and the time limits applicable to such procedures, including a statement of the Claimant’s right to bring a civil action under ERISA section 502(a) following an adverse determination on review.

(c)	Within 60 days of the receipt by the Claimant of the written denial of his claim or, if the claim has not been granted, within a reasonable period of time (which shall not be less than the 90 or 180 days described in subsection (b) above), the Claimant (or an authorized representative of a Claimant) may file a written request with the Plan Committee that it conduct a full review of the denial of the claim. In connection with the Claimant’s appeal, upon request, the Claimant may review and obtain copies of all documents, records and other information relevant to the Claimant’s claim for benefits (but not including any document, record or information that is subject to any attorney–client or work–product privilege) and may submit issues and comments in writing. The Claimant may submit written comments, documents, records, and other information relating to the claim for benefits. All comments, documents, records, and other information submitted by the Claimant shall be taken into account in the appeal without regard to whether such information was submitted or considered in the initial benefit determination.

(d)	The Plan Committee shall deliver to the Claimant a written decision on the claim promptly, but no later than 60 days after the receipt of the Claimant’s request for such review, unless special circumstances exist that justify extending this period up to an additional 60 days. If the period is extended, the Claimant shall be given written notice of this extension during the initial 60-day period and such notice shall set forth the special circumstances and the date a decision is expected. The decision on review of the denial of the claim

(1)	Shall be written in a manner calculated to be understood by the Claimant;

(2)	Shall include specific reasons for the decision;

(3)	Shall contain specific references to the Plan provisions on which the decision is based;

(4)	Shall contain a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and other information relevant to the Claimant’s claim for benefits. Whether a document, record, or other information is relevant to a claim for benefits shall be determined by reference to U.S. Department of Labor Regulations section 2560; and

(5)	Shall contain a statement of the Claimant’s right to bring a civil action under ERISA section 502(a) following an adverse determination on review.

(e)	No lawsuit may be initiated by any person before fully pursuing the procedures set out in this Plan section 7.11, including the appeal permitted pursuant to subsection (c) above. In addition, no legal action may be commenced later than 365 days subsequent to the date of the written response of the Plan Committee to a Claimant’s request for review pursuant to subsection (d) above.

Article 8. Adoption And Withdrawal By Participating Companies

8.1 Adoption of the Plan

Any entity which is a subsidiary for which more than fifty percent (50%) of the value of the stock or other interest of such entity is owned by the Company may, with the consent and approval of the Company, adopt this Plan as a Participating Company for a select group of management and highly compensated employees. The adoption of this Plan by a Participating Company shall be effected by resolution of its board of directors or equivalent governing body. It shall not be necessary for any adopting Participating Company to formally execute the Plan as then in effect. As to the Participating Company, the effective date of the Plan shall be stated in its resolutions, and it shall assume all the rights, obligations and liabilities of a Participating Company under the Plan.

As an express condition of its of adoption of the Plan, each Participating Company agrees to each of the following conditions:

(a)	The Participating Company is bound by the terms and conditions of the Plan as the Company or the Plan Committee may reasonably require;

(b)	The Participating Company must comply with all requirements and employee benefit rules of the Code, ERISA and applicable regulations for nonqualified retirement plans;

(c)	The Participating Company acknowledges the authority of the Company and the Plan Committee to review the Participating Company’s compliance with the Plan procedures and to require changes in such procedures as the Company and the Plan Committee may reasonably deem appropriate;

(d)	The Participating Company authorizes the Company and the Plan Committee to act on its behalf with respect to matters pertaining to the Plan and Trust, including making any and all Plan and Trust amendments;

(e)	The Participating Company will cooperate fully with Plan officials and agents by providing information and taking actions as directed by the Plan Committee or the Company so as to allow for the efficient administration of the Plan and Trust; and

(f)	The Participating Company’s status as a Participating Company is expressly conditioned on its being and continuing to be an Affiliate of the Company.

8.2 Withdrawal From the Plan

A Participating Company may by resolution of its board of directors or equivalent governing body and approval by the Company, withdraw from participation under the Plan. A withdrawing Participating Company may arrange for the continuation by itself or its successor of this Plan in a separate form for its own employees. The withdrawing Participating Company may arrange for continuation of the Plan by merger with an existing plan and request, subject to the Company’s consent, the transfer to such plan of all Plan assets representing the benefits of its employees.

8.3 Cessation of Future Contributions

A Participating Company may, by resolution of its board of directors or equivalent governing body, cease to allow Participants in its employ to continue to make deferrals pursuant to Article 3 of the Plan. If a Participating Company makes the determination to cease Participant deferrals, the remaining provisions of this Plan shall continue to apply.

Article 9. Amendment and Termination

9.1 Amendment and Termination Generally

The Plan may be amended or terminated by the Company, acting through its Board (or the Plan Committee or other designee of the Board) at any time. Notwithstanding the preceding sentence, benefits may be distributed to Participants on account of the termination only if:

(a)	The termination does not occur proximate to a downturn in the financial health of the Company;

(b)	All nonqualified, elective, account-based retirement plans maintained by the Company and all Participating Companies that would be aggregated with the Plan under Code section 409A are terminated when the Plan is terminated;

(c)	No payments are made within 12 months after the date when the Company takes all steps necessary to terminate and liquidate the Plan, other than payments made pursuant to the Plan’s otherwise applicable distribution provisions;

(d)	All benefits are distributed within 24 months after the date when the Company takes all steps necessary to terminate and liquidate the Plan; and

(e)	Neither the Company nor any Participating Company establishes a new nonqualified, elective, account-based plan that would be aggregated with the Plan under Code section 409A at any time within three years after the date when the Company takes all steps necessary to terminate and liquidate the Plan.

Such amendment or termination may modify or eliminate any benefits hereunder other than a benefit that is in pay status, or the vested portion of a benefit that is not in pay status.

9.2 Amendment and Termination Following a Change of Control

Notwithstanding the Company’s general right to amend or terminate the Plan at any time, the Company, including any successor entity to the Company, may not amend or terminate this Plan in any manner following a Change of Control that would adversely affect the rights of a Participant to benefits under this Plan.

Article 10. Miscellaneous

10.1 No Enlargement of Employee Rights

This Plan is strictly a voluntary undertaking on the part of the Company and shall not be deemed to constitute a contract between the Company and any Eligible Employee or to be consideration for, or an inducement to, or a condition of, the employment of any Eligible Employee. Nothing contained in the Plan shall be deemed to give any Eligible Employee the right to be retained in the service of the Company or any Participating Company or to interfere with the right of any of them to discharge or retire any person at any time. No one shall have any right to benefits, except to the extent provided in this Plan.

10.2 Leave of Absence

A Participant who is on an approved leave of absence with salary, or on an approved leave of absence without salary for a period of not more than six months, shall be deemed to be a Participant during such leave of absence. A Participant who is on an approved leave of absence without salary for a period in excess of six months shall be deemed to have voluntarily incurred a Separation from Service as of the end of such six-month period, provided that, based on all relevant facts and circumstances, neither the Participant nor the Company has a reasonable expectation that the Participant will provide future services to the Company or a Participating Company.

10.3 Withholding

Benefit payments hereunder shall be subject to applicable federal, state or local withholding for taxes.

10.4 No Examination or Accounting

Neither this Plan nor any action taken thereunder shall be construed as giving any person the right to an accounting or to examine the books or affairs of the Company, or any Participating Company.

10.5 Records Conclusive

The records of the Company shall be conclusive in respect to all matters involved in the administration of the Plan.

10.6 Service of Legal Process

The members of the Plan Committee (or if there is no such Plan Committee then the Company) are hereby designated as agent(s) of the Plan for the purpose of receiving legal process.

10.7 Governing Law

The Plan shall be construed, administered, and governed in all respects under the applicable laws of the State of California, except to the extent pre-empted by federal law. Upon any change in the law or other determination that any term, condition or other provision of the

Plan has been altered in any way, the Plan Committee shall administer this Plan in accordance with such change notwithstanding the terms of the Plan pending an amendment to this Plan.

10.8 Severability

If any provision of this Plan is held illegal or invalid for any reason, such illegality or invalidity will not affect the remaining provisions; instead, each provision is fully severable and the Plan will be construed and enforced as if any illegal or invalid provision had never been included.

10.9 Facility of Payment

Every person receiving or claiming benefits under this Plan is presumed to be mentally competent and of age until the date on which the Plan Committee receives a written notice, in a form and manner acceptable to it, that such person is mentally incompetent or a minor, and that a guardian or other person legally vested with the care of such person or his estate has been appointed.

However, if the Plan Committee should find that any person to whom a benefit is payable under this Plan is unable to care for his affairs because of any incompetency or is a minor, any payment due (unless a prior claim shall have been made by a duly appointed legal representative) may be paid to the spouse, a child, a parent, or a brother or sister, or to any other person or institution that the Plan Committee determines to have incurred expense for such person otherwise entitled to payment. To the extent permitted by law, any such payment so made shall be a complete discharge of any liability therefor under the Plan.

If a guardian of the estate or other person legally vested with the care of the estate of any person receiving or claiming benefits under the Plan is appointed by a court of competent jurisdiction, payments shall be made to such guardian or other person provided that proper proof of appointment and continuing qualification is furnished in a form and manner suitable to the Plan Committee. To the extent permitted by law, such guardian or other person may act for the Participant and make any election required of or permitted by the Participant under this Plan, and such action or election shall be deemed to have been done by the Participant, and benefit payments may be made to such guardian or other person and any such payment shall be a complete discharge of any such liability under the Plan.

10.10 General Restrictions Against Alienation

The interest of any Participant under this Plan shall not in any event be subject to sale, assignment, or transfer, and each Participant is hereby prohibited from anticipating, encumbering, assigning, or in any manner alienating his interest hereunder and is without power to do so; provided, however, that this provision shall not restrict the power or authority of the Plan Committee, in accordance with the applicable provisions of the Plan, to disburse funds to the legally appointed guardian, executor, administrator, or personal representative of any Participant or pursuant to a valid Qualified Divorce Order.

If any person attempts to take any action contrary to this Plan section 10.10, such action shall be void and the Company may disregard such action and is not in any manner bound thereby, and they shall suffer no liability for any such disregard thereof. If the Plan Committee is notified that any Participant has been adjudicated bankrupt or has purported to anticipate, sell, transfer, assign, or encumber any Plan distribution or payment, voluntarily or involuntarily, the Plan Committee shall hold or apply such distribution or payment or any part thereof to, or for the benefit of, such Participant in such manner as the Plan Committee finds appropriate.

10.11 Excise Tax for Code Section 409A Violations

While the Company intends that the Plan meet the requirements of Code section 409A and related Treasury Regulations, the Participant shall be liable for any excise tax (including interest and penalties thereon) which results from a violation of the requirements of Code section 409A and related Treasury Regulations.

10.12 Counterparts

This Plan may be executed in any number of counterparts, each of which shall be deemed to be an original. All the counterparts shall constitute but one and the same instrument and may be sufficiently evidenced by any one counterpart.

10.13 Assignment

The Company shall have the right to assign its obligations under the Plan, either in whole or in part, to any Participating Company of the Company.

In Witness Whereof, the authorized officers of the Company have signed this document and have affixed the corporate seal on December 29, 2008, but generally effective as of January 1, 2009.

The First American Corporation

Attest:		By	/s/ PARKER S. KENNEDY
Its Chairman and Chief Executive Officer
By	/s/ KENNETH D. DEGIORGIO
Its General Counsel
(Corporate Seal)

Appendix A. The First American Corporation Deferred Compensation Plan Effective as of January 1, 1998

THE FIRST AMERICAN FINANCIAL CORPORATION

DEFERRED COMPENSATION PLAN

(i)

(ii)

THE FIRST AMERICAN FINANCIAL CORPORATION

DEFERRED COMPENSATION PLAN

WHEREAS, The First American Financial Corporation (the “Company”) has previously desires to established The First American Financial Corporation Deferred Compensation Plan (the “Plan”) to provide supplemental retirement income benefits for a select group of management and or highly compensated employees through deferrals of salary, commissions and bonuses effective as of January 1, 1998; and

WHEREAS, Company desires to amend and restate in its entirety the Plan to provide for the participation of a select group of management and highly compensated employees of entities of which Company has a greater than fifty percent (50%) but less than eighty percent (80%) ownership interest.

NOW, THEREFORE, effective as of January 1, 2000, the Plan is hereby amended adopted to read as follows:

ARTICLE I

TITLE AND DEFINITIONS

1.1 Title.

This Plan shall be known as The First American Financial Corporation Deferred Compensation Plan.

1.2 Definitions.

Whenever the following words and phrases are used in this Plan, with the first letter capitalized, they shall have the meanings specified below.

(a) “Account” or “Accounts” shall mean a Participant’s Deferral Ac count.

(b) “Base Salary” shall mean a Participant’s annual base salary, excluding bonus, incentive and all other remuneration for services rendered to Participating Company and prior to reduction for any salary contributions to a plan established pursuant to Section 125 of the Code or qualified pursuant to Section 401(k) of the Code.

(c) “Beneficiary” or “Beneficiaries” shall mean the person or persons, including a trustee, personal representative or other fiduciary, last designated in writing by a Participant in accordance with procedures established by the Committee to receive the benefits specified hereunder in the event of the Participant’s death (other than the death benefits described in Section 6.1(b)(1) unless such person is designated as a beneficiary under the Policy described therein). No beneficiary designation shall become effective until it is filed with the Committee. Any designation shall be revocable at any time through a written instrument filed by the Participant with the Committee with or without the consent of the previous Beneficiary. If there is no Beneficiary designation in effect, then the person designated to receive the death benefit specified in Section 6.1(c)(1) shall be the Beneficiary. However, no designation of a Beneficiary other than the Participant’s spouse shall be valid unless consented to in writing by such spouse. If there is no such designation or if there is no surviving designated Beneficiary, then the Participant’s surviving spouse shall be the Beneficiary. If there is no surviving spouse to receive any benefits payable in accordance with the preceding sentence, the duly appointed and currently acting personal representative of the Participant’s estate (which shall include either the Participant’s probate estate or living trust) shall be the Beneficiary. In any case where there is no such personal representative of the Participant’s estate duly appointed and acting in that capacity within 90 days after the Participant’s death (or such extended period as the Committee determines is reasonably necessary to allow such personal representative to be appointed, but not to exceed 180 days after the Participant’s death), then Beneficiary shall mean the person or persons who can verify by affidavit or court order to the satisfaction of the Committee that they are legally entitled to receive the benefits specified hereunder. In the event any amount is payable under the Plan to a minor, payment shall not be made to the minor, but instead be paid (a) to that person’s living parent(s) to act as custodian, (b) if that person’s parents are then divorced, and one parent is the sole custodial parent, to such custodial parent, or (c) if no parent of that person is then living, to a custodian selected by the Committee to hold the funds for the minor under the Uniform Transfers or Gifts to Minors Act in effect in the jurisdiction in which the minor resides. If no parent is living and the Committee decides not to select another custodian to hold the funds for the minor, then payment shall be made to the duly appointed and currently acting guardian of the estate for the minor or, if no guardian of the estate for the minor is duly appointed and currently acting within 60 days after the date the amount becomes payable, payment shall be deposited with the court having jurisdiction over the estate of the minor. Payment by Company pursuant to any unrevoked Beneficiary designation, or to the Participant’s estate if no such designation exists, of all benefits owed hereunder shall terminate any and all liability of Company.

(d) “Board of Directors” or “Board” shall mean the Board of Directors of The First American Financial Corporation.

(e) “Bonuses” shall mean such additional amounts of income as Participating Company may determine to pay to an employee, as determined in the sole and absolute discretion of Participating Company.

(f) “Code” shall mean the Internal Revenue Code of 1986, as amended.

(g) “Commitee” shall mean the Committee appointed by the Board to administer the Plan in accordance with Article VII.

(h) “Commissions” shall mean a Participant’s remuneration earned from Participating Company which is dependent on sales activity and is not related to Base Salary or Bonuses.

(i) “Company” shall mean The First American Financial Corporation and any successor corporations.

(j) “Compensation” shall mean Base Salary, Commissions and Bonuses that the Participant is entitled to receive for services rendered to the Participating Company.

(k) “Deferral Account” shall mean the bookkeeping account maintained by the Committee for each Participant that is credited with amounts equal to (1) the portion of the Participant’s Compensation that he or she elects to defer, and (2) interest pursuant to Section 4.1.

(l) “Distributable Amount” shall mean the balance in the Participant’s Deferral Account.

(m) “Early Distribution” shall mean an election by a Participant in accordance with Section 6.2 to receive a withdrawal of amounts from his or her Deferral Account prior to the time in which such Participant would otherwise be entitled to such amounts.

(n) “Effective Date” and “Amended Effective Date” shall mean January 1, 1998 and January 1, 1999.

(o) “Eligible Employee” shall mean such management and highly compensated employees as are designated by the Participating Company for participation in this Plan.

(p) “Fund” or “Funds” shall mean one or more of the investment funds selected by the Committee pursuant to Section 3.2(b).

(q) “Initial Election Period” for an Eligible Employee shall mean the 30-day period immediately prior to November 14, 1997 or the 30-day period following the time an employee shall be designated by the Company as an Eligible Employee.

(r) “Interest Rate” shall mean, for each Fund, an amount equal to the net rate of gain or loss on the assets of such Fund during each month.

(s) “Participant” shall mean any Eligible Employee who becomes a Participant in accordance with Section 2.1.

(t) “Participating Company” shall mean Company and (i) each corporation or other entity which is a member of a controlled group of corporations or other entities (within the meaning of Sections 414(b) and 414(c) of the Code of which Company is a component member and (ii) such other entities which are not part of a controlled group of corporations or other entities, where Company has a fifty percent (50%) or more, but less than eighty percent (80%) ownership interest, provided that the Board of Directors of Company or its designee authorizes such entity’s participation in this Plan and such entity’s governing body requests participation in this Plan.

(u) “Payment Date” shall mean the time as soon as practicable after the earlier of (1) the first day of the month following the end of the calendar quarter in which the Participant’s employment terminates for any reason, or (2) the Scheduled Withdrawal Date.

(v) “Plan” shall mean The First American Financial Corporation Deferred Compensation Plan set forth herein, now in effect, or as amended from time to time.

(w) “Plan Year” shall mean the 12 consecutive month period beginning on each January 1 and ending on December 31.

(x) “Policy” shall mean an insurance policy purchased in accordance with the terms of this Plan.

(y) “Scheduled Withdrawal Date” shall mean the distribution date elected by the Participant for an in-service withdrawal of all amounts of Compensation deferred in a given Plan Year, and earnings and losses attributable thereto, as set forth on the election form for such Plan Year.

(z) “Sponsoring Company” shall mean Company.

(aa) “Trust” shall mean The First American Financial Corporation Deferred Compensation Plan Trust.

ARTICLE II

PARTICIPATION

An Eligible Employee shall become a Participant in the Plan by (1) electing to defer a portion of his or her Compensation in accordance with Section 3.1, (2) filing a life insurance application form along with his or her deferral election form, and (3) complying with such medical underwriting requirements as determined by the life insurance carrier selected by the Company. An Eligible Employee who completes the requirements of the preceding sentence shall commence participation in this Plan as of the first day of the month in which Compensation is deferred. In the event it is determined by the Committee, that the proposed life insurance policy cannot be obtained in a cost efficient manner after medical underwriting requirements have been met, the Participant shall not be eligible to receive death benefits in accordance with Section 6.1(c) of the Plan. Notwithstanding any provision to the contrary, if it is determined or reasonably believed, based on a judicial or administrative determination or an opinion of Company’s legal counsel that a Plan Participant is not a management or highly compensated employee, such individual shall cease to be a Participant and his Distributable Amount shall be paid to him in a lump sum as soon as practicable after the determination is made that he is not a management or highly compensated employee.

ARTICLE III

DEFERRAL ELECTIONS

3.1 Elections to Defer Compensation. A Participant who has elected to suspend his deferrals of or Base Salary or Commissions may make deferrals in future Plan Years in accordance with this Section 3.1.

(a) Initial Election Period. Subject to the provisions of Article II, each Eligible Employee may elect to defer Base Salary, Bonuses and/or Commissions by filing with the Committee an election that conforms to the requirements of this Section 3.1, on a form provided by the Committee, no later than the last day of his or her Initial Election Period.

(b) General Rule. The amount of Compensation which an Eligible Employee may elect to defer is such Compensation earned on or after the time at which the Eligible Employee elects to defer in accordance with Sections 1.2(q) and 3.1(a) and shall be a flat dollar amount or percentage which shall not exceed 100% of the Eligible Employee’s Base Salary, Bonuses and Commissions, provided that the total amount deferred by a Participant shall be limited in any calendar year, if necessary, to satisfy Social Security tax (including Medicare), income tax and employee benefit plan withholding requirements as determined in the sole and absolute discretion of the Committee. The minimum contribution which may be made in any Plan Year by an Eligible Employee shall not be less than $5,000, provided such minimum contribution can be satisfied from either Base Salary and/or Bonus and/or Commission deferrals.

(c) Duration of Compensation Deferral Election. An Eligible Employee’s initial election to defer Base Salary, Bonuses and Commissions must be filed on or before each November 1, 14, 1997 and is to be effective on the first day of the next following Plan Year.January 1, 1998. A Participant may elect to suspend his election to defer Base Salary or Commissions once during any Plan Year with respect to amounts of Base Salary or Commissions which have not been paid, provided said Participant gives the Company 20 days prior written notice of his election. A Participant may increase, decrease or terminate a deferral election with respect to Base Salary or Commissions for any subsequent Plan Year by filing a new election on or before November 1, which election shall be effective on the first day of the next following Plan Year. An Eligible Employee may make an An Eligible Employee’s Initial Election to defer Bonuses must be filed by November 14, 1997. Any subsequent election with respect to Bonuses which must be filed by November 1 of the year prior to the year that the Bonus is earned. Bonuses are deemed earned at such time as Company communicates its determination of Bonuses to the affected Eligible Employee. All elections with respect to Bonuses are for one Plan Year. In the case of an employee who becomes an Eligible Employee after any November 1, 1997, such Eligible Employee shall have 30 days from the date he or she has become an Eligible Employee to make an Initial Election with respect to Base Salary, Bonuses and/or Commissions. Such election shall be for the remainder of the Plan Year, in the event the Plan Year has commenced.

(d) Elections other than Elections during the Initial Election

Period. Subject to the limitations of Section 3.1(b) above, any Eligible Employee who fails to elect to defer Compensation during his or her Initial Election Period may subsequently become a Participant, and any Eligible Employee who has terminated a prior Compensation deferral election may elect to again defer Compensation, by filing an election, on a form provided by the Committee, to defer Compensation as described in Sections 3.1(b) and 3.1(c) above. An election to defer Compensation must be filed in a timely manner in accordance with Section 3.1(c).

3.2 Investment Elections.

(a) At the time of making the deferral elections described in Section 3.1, the Participant shall designate, on a form provided by the Committee, the types of investment funds the Participant’s Account will be deemed to be invested in for purposes of determining the amount of earnings to be credited to that Account. In making the designation pursuant to this Section 3.2, the Participant may specify that all or any multiple of his Deferral Account (equal to or greater than 10% in whole percentage increments) be deemed to be invested in one or more of the types of investment funds provided under the Plan as communicated from time to time by the Committee. Effective as of the end of any calendar month, a Participant may change the designation made under this Section 3.2 by filing an election, on a form provided by the Committee, at least 30 days prior to the end of such month. quarter. If a Participant fails to elect a type of fund under this Section 3.2, he or she shall be deemed to have elected the Money Market type of investment fund.

(b) Although the Participant may designate the type of investments, , the Committee shall not be bound by such designation. The Committee shall select from time to time, in its sole discretion, commercially available investments of each of the types communicated by the Committee to the Participant pursuant to Section 3.2(a) above to be the Funds. The Interest Rate of each such commercially available investment fund shall be used to determine the amount of earnings or losses to be credited to Participant’s Account under Article IV.

ARTICLE IV

DEFERRAL ACCOUNTS AND TRUST FUNDING

4.1 Deferral Accounts.

The Committee shall establish and maintain a Deferral Account for each Participant under the Plan. Each Participant’s Deferral Account shall be further divided into separate subaccounts (“investment fund subaccounts”), each of which corresponds to an investment fund elected by the Participant pursuant to Section 3.2(a). A Participant’s Deferral Account shall be credited as follows:

(a) As of the last day of each month, the Committee shall credit the investment fund subaccounts of the Participant’s Deferral Account with an amount equal to Compensation deferred by the Participant during each pay period ending in that month in accordance with the Participant’s election under Section 3.2(a); that is, the portion of the Participant’s deferred Compensation that the Participant has elected to be deemed to be invested in a certain type of investment fund shall be credited to the investment fund subaccount corresponding to that investment fund;

(b) As of the last day of each month, each investment fund subaccount of a Participant’s Deferral Account shall be credited with earnings or losses in an amount equal to that determined by multiplying the balance credited to such investment fund subaccount as of the last day of the preceding month by the Interest Rate for the corresponding fund selected by the Company pursuant to Section 3.2(b).

(c) In the event that a Participant elects for a given Plan Year’s deferral of Compensation to have a Scheduled Withdrawal Date, all amounts attributed to the deferral of Compensation for such Plan Year shall be accounted for in a manner which allows separate accounting for the deferral of Compensation and investment gains and losses associated with such Plan Year’s deferral of Compensation.

4.2 Trust Funding.

Company has created a Trust with First American Trust Company serving as initial trustee. The Company shall cause the Trust to be funded each year. Each Participating The Company shall contribute to the Trust an amount equal to the amount deferred by each Participant for the Plan Year. Each Participating The Company may also contribute such additional amounts as it shall deem necessary or appropriate.

Although the principal of the Trust and any earnings thereon shall be held separate and apart from other funds of Participating Company and shall be used exclusively for the uses and purposes of Plan Participants and Beneficiaries as set forth therein, neither the Participants nor their Beneficiaries shall have any preferred claim on, or any beneficial ownership in, any assets of the Trust prior to the time such assets are paid to the Participants or Beneficiaries as benefits and all rights created under this Plan shall be unsecured contractual rights of Plan Participants and Beneficiaries against the Participating Company. Any assets held in the Trust will be subject to the claims of Participating Company’s general creditors under federal and state law in the event of insolvency as defined in Section 4.2(a) of the Trust.

The assets of the Plan and Trust shall never inure to the benefit of the Participating Company and the same shall be held for the exclusive purpose of providing benefits to Participants and their beneficiaries, deferring reasonable expenses of administering the Plan and Trust.

ARTICLE V

VESTING

A Participant’s Deferral Account shall be 100% vested at all times.

ARTICLE VI

DISTRIBUTIONS

6.1 Distribution of Deferred Compensation and Discretionary Company Contributions.

(a) Distribution Without Scheduled Withdrawal Date. In the case of a Participant who terminates employment with a Participating Company and has an Account balance of $25,000 or more, the Distributable Amount shall be paid to the Participant (and after his or her death to his or her Beneficiary) from among the following optional forms of benefit as elected by the Participant on the form provided by Participating Company during his or her Initial Election Period:

(1) A lump sum distribution beginning on the Participant’s Payment Date.

(2) Substantially equal quarterly installments over five (5) years beginning on the Participant’s Payment Date.

(3) Substantially equal quarterly installments over ten (10) years beginning on the Participant’s Payment Date.

(4) Substantially equal quarterly installments over fifteen (15) years beginning on the Participant’s Payment Date.

A Participant may modify the optional form of benefit that he or she has previously elected, provided such modification occurs at least one (1) year before the Participant terminates employment with Participating Company.

In the event a Participant fails to elect an optional form of benefit during his or her Initial Election Period, the Participant’s Distributable Amount will be distributed in a lump sum beginning on his or her Payment Date.

In the case of a Participant who terminates with Participating Company and has an Account balance of less than $25,000, the Distributable Amount shall be paid to the Participant (and after his or her death to his or her Beneficiary) in a lump sum distribution on the Participant’s Payment Date.

The Participant’s Account shall continue to be credited with earnings pursuant to Section 4.1 of the Plan until all amounts credited to his or her Account under the Plan have been distributed.

(b) Distribution With Scheduled Withdrawal Date. In the case of a Participant who has elected a Scheduled Withdrawal Date for a distribution while still in the employ of the Participating Company, such Participant shall receive his or her Distributable Amount, but only with respect to those deferrals of Compensation and earnings on such deferrals of Compensation as shall have been elected by the Participant to be subject to the Scheduled Withdrawal Date in accordance with Section 1.2(yx) of the Plan. A Participant’s Scheduled Withdrawal Date with respect to amounts of Compensation deferred in a given Plan Year can be no earlier than two years from the last day of the Plan Year for which the deferrals of Compensation are made. A Participant may extend the Scheduled Withdrawal Date for the deferral of Compensation for any Plan Year, provided such extension occurs at least one year before the Scheduled Withdrawal Date and is for a period of not less than two years from the Scheduled Withdrawal Date. The Participant shall have the right to twice modify any Scheduled Withdrawal Date, provided the second such modification shall only be effective if consented to by Company. In the event a Participant terminates employment with Participating Company prior to a Scheduled Withdrawal Date, other than by reason of death, the portion of the Participant’s Account associated with Scheduled Withdrawal Dates which have not occurred prior to such termination shall be distributed in a lump sum.

(c) Death Benefit. In the case of a Participant who dies while employed by a Participating the Company, the following benefits shall be provided:

(1) that portion of the death benefit of any life insurance policy purchased by the Trust Company to insure the life of the Participant and which is subject to a “Split-Dollar Life Insurance Agreement” (as described therein) (the “Policy”) which is equal to the following amounts:

(i) If a Participant elects during his first twelve months of Plan Participation (whether or not such election occurs during more than one Plan Year) to defer Base Salary only, such Participant’s death benefit shall equal his Base Salary deferrals annualized over the first twelve months of Plan Participation multiplied by fifteen. This amount shall constitute the Participant’s death benefit for the remainder of his participation in the Plan.

(ii) If a Participant elects during his first twelve months of Plan Participation (whether or not such election occurs during more than one Plan Year) to defer Bonuses and/or Commissions only, such Participant’s death benefit during the first twelve months of Plan Participation shall be $0. At the end of the initial twelve month period (which may or may not span more than one Plan Year) the amount of the Participant’s deferral of Bonuses and/or Commissions shall be aggregated and multiplied by fifteen, which amount shall constitute the Participant’s death benefit for the remainder of his or her participation in this Plan.

(iii) If a Participant elects during his first twelve months of Plan Participation (whether or not such election occurs during more than one Plan Year) to defer Base Salary and Bonuses and/or Commissions, then the Participant’s death benefit during his first twelve months of Plan Participation shall equal his Base Salary deferrals annualized over twelve months multiplied by fifteen. At the end of the initial twelve month period (which may or may not span more than one Plan Year) the Participant’s death benefit shall equal the amount of Base Salary deferrals annualized during the first twelve months multiplied by fifteen plus the aggregate amount of all deferrals of Bonuses and/or Commissions which occurred during the first twelve months multiplied by fifteen. This amount shall constitute the Participant’s death benefit for the remainder of his participation in the Plan.

Any such Policy shall be subject to certain conditions set forth in a “split-dollar life insurance agreement” between the Participant, Trustee and the Participating Company, pursuant to which the Participant may designate a beneficiary with respect to the portion of the Policy proceeds described in this Section 6.1(c)(1) in the event the Participant dies prior to terminating employment with the Participating Company. The Participant shall have the right to designate and change such beneficiary (which need not be his or her Beneficiary) at any time on a form provided by and filed with the insurance company. If no such form is on file with the insurance company, the insurance proceeds designated in this paragraph (1) shall be paid to the Beneficiary. The benefit payable pursuant to this paragraph (1) shall only be paid if the insurance company agrees that the Participant is insurable and shall be subject to all conditions and exceptions set forth in the applicable insurance policy. Notwithstanding the provision of this Plan or any other document to the contrary, the Participating Company shall not have any obligation to pay the Participant or his or her beneficiary any amounts described in Section 6.1(c)(1); all such amounts due pursuant to Section 6.1(c)(1) shall be payable solely from the proceeds of the Policy, if any. Furthermore, the Participating Company is not obligated to maintain the Policy; no death benefit shall be payable hereunder if the Company has discontinued the Policy for the Participant. In addition, no Policy shall be allocated to any Participating Account.

(2) The Account Balance in a lump sum or installments as previously elected by the Participant.

(d) Death After Benefit Commencement. In the event a Participant dies after he has retired from the employ of the Company and still has a balance in his or her Account, the balance shall continue to be paid in quarterly installments for the remainder of the period as elected by the Participant.

(e) Death Benefit Reduction. In the event a Participant elects an Early Distribution from his or her Deferral Account, the Participant’s death benefit as computed in accordance with Section 6.1(c)(1) of the Plan shall be reduced by multiplying said death benefit by a fraction the numerator of which shall be the sum of the Participant’s Early Distributions and the denominator of which shall be the Participant’s Deferral Account, after plus Early Distributions, plus Early Distributions. For purposes of calculating the denominator of the fraction set forth above, a Participant’s Early Distributions shall be credited with earnings in accordance with Section 4.1 of the Plan.

In the event a Participant suspends contributions of Base Salary during the first twelve (12) months of Plan participation, then the Participant’s death benefit calculated in accordance with Sections 6.1(c)(1)(i) and (iii) shall be determined by multiplying the actual amount of Base Salary deferred during the initial twelve (12) month period multiplied by fifteen (15).

6.2 Early Distributions.

A Participant shall be permitted to elect an Early Distribution from his or her Deferral Account prior to the Payment Date, subject to the following restrictions:

(a) The election to take an Early Distribution shall be made by filing a form provided by and filed with the Committee prior to the end of any calendar month.

(b) The amount of the Early Distribution shall in all cases be an amount not less than the greater of 50% of the Deferral Account as of the end of the calendar month as of which the distribution is to be made, or $25,000.

(c) The amount described in subsection (b) above shall be paid in a single cash lump sum as soon as practicable after the end of the calendar month in which the Early Distribution election is made.

(d) If a Participant receives an Early Distribution of his entire Deferral Account, the remaining balance of his or her Deferral Account (10% of the Deferral Account) shall be permanently forfeited and the Company shall have no obligation to the Participant or his Beneficiary with respect to such forfeited amount. If a Participant receives an Early Distribution of 50% or more of his Deferral Account, such Participant shall forfeit 10% of the gross amount to be distributed from the Participant’s Deferral Account.

(e) If a Participant receives an Early Distribution of either all or a part of his Deferral Account, the following rules will apply for the balance of the Plan Year and for the following Plan Year: (i) the Participant will be ineligible to participate in the Plan, and (ii) neither the Participant (nor his Beneficiary or beneficiaries) shall be entitled to death benefits under Section 6.1(c)(1) or (2).

6.3 Inability to Locate Participant.

In the event that the Committee is unable to locate a Participant or Beneficiary within three two years following the required Payment Date, the amount allocated to the Participant’s Deferral Account, shall be forfeited. If, after such forfeiture, the Participant or Beneficiary later claims, within three years of the forfeiture, such benefit, such benefit shall be reinstated without interest or earnings.

6.4 Payment of Policy Premiums.

So long as the Participating Company Trust maintains a Policy for a Participant, the Participating Company shall pay to the Trustee amounts necessary to pay premiums on the Policy insuring the Participant’s life from as soon as practical after the end of each Plan Year, or such earlier time as the Participating Company shall determine (but no later than the tax return due date for the Participating Company for such year), in amounts equal to the amount deferred by the Participant for the Plan Year.

ARTICLE VII

ADMINISTRATION

7.1 Committee.

A committee shall be appointed by, and serve at the pleasure of, the Board of Directors. The number of members comprising the Committee shall be determined by the Board which may from time to time vary the number of members. A member of the Committee may resign by delivering a written notice of resignation to the Board. The Board may remove any member by delivering a certified copy of its resolution of removal to such member. Vacancies in the membership of the Committee shall be filled promptly by the Board.

7.2 Committee Action.

The Committee shall act at meetings by affirmative vote of a majority of the members of the Committee. Any action permitted to be taken at a meeting may be taken without a meeting if, prior to such action, a written consent to the action is signed by all members of the Committee and such written consent is filed with the minutes of the proceedings of the Committee. A member of the Committee shall not vote or act upon any matter which relates solely to himself or herself as a Participant. The Chairman or any other member or members of the Committee designated by the Chairman may execute any certificate or other written direction on behalf of the Committee.

7.3 Powers and Duties of the Committee.

(a) The Committee, on behalf of the Participants and their Beneficiaries, shall enforce the Plan in accordance with its terms, shall be charged with the general administration of the Plan, and shall have all powers necessary to accomplish its purposes, including, but not by way of limitation, the following:

(1) To select the Funds in accordance with Section 3.2(b) hereof;

(2) To construe and interpret the terms and provisions of this Plan;

(3) To compute and certify to the amount and kind of benefits payable to Participants and their Beneficiaries;

(4) To maintain all records that may be necessary for the administration of the Plan;

(5) To provide for the disclosure of all information and the filing or provision of all reports and statements to Participants, Beneficiaries or governmental agencies as shall be required by law;

(6) To make and publish such rules for the regulation of the Plan and procedures for the administration of the Plan as are not inconsistent with the terms hereof;

(7) To appoint a plan administrator or any other agent, and to delegate to them such powers and duties in connection with the administration of the Plan as the Committee may from time to time prescribe;

(8) To take all actions necessary for the administration of the Plan, including determining whether to hold or discontinue the Policies; and

(9) If a Policy is discontinued or a Participant has terminated employment with the Company for a reason other than death, (A) to notify the insurance company that no death benefits are payable to the beneficiaries of the applicable Participant under the Policy (and that neither the Participant nor his or her beneficiary has any rights under the Policy or to any benefits under the Policy) and (B) to file a new beneficiary designation with the insurance company naming the Participating Company as beneficiary or to cash in the Policy.

7.4 Construction and Interpretation.

The Committee shall have full discretion to construe and interpret the terms and provisions of this Plan, which interpretations or construction shall be final and binding on all parties, including but not limited to the Participating Company and any Participant or Beneficiary. The Committee shall administer such terms and provisions in a uniform and nondiscriminatory manner and in full accordance with any and all laws applicable to the Plan.

7.5 Information.

To enable the Committee to perform its functions, the Company shall supply full and timely information to the Committee on all matters relating to the Compensation of all Participants, their death or other events which cause termination of their participation in this Plan, and such other pertinent facts as the Committee may require.

7.6 Compensation, Expenses and Indemnity.

(a) The members of the Committee shall serve without compensation for their services hereunder.

(b) The Committee is authorized at the expense of the Company to employ such legal counsel as it may deem advisable to assist in the performance of its duties hereunder. Expenses and fees in connection with the administration of the Plan shall be paid by the Company. Company may allocate such expenses and fees amongst Participating Companies.

(c) To the extent permitted by applicable state law, the Company shall indemnify and save harmless the Committee and each member thereof, the Board of Directors and any delegate of the Committee who is an employee of the Company against any and all expenses, liabilities and claims, including legal fees to defend against such liabilities and claims arising out of their discharge in good faith of responsibilities under or incident to the Plan, other than expenses and liabilities arising out of willful misconduct. This indemnity shall not preclude such further indemnities as may be available under insurance purchased by the Company or provided by the Company under any bylaw, agreement or otherwise, as such indemnities are permitted under state law.

7.7 Quarterly Statements.

Under procedures established by the Committee, a Participant shall receive a statement with respect to such Participant’s Accounts on a quarterly basis as of each March 31, June 30, September 30 and December 31.

7.8 Disputes.

(a) Claim.

A person who believes that he or she is being denied a benefit to which he or she is entitled under this Agreement (hereinafter referred to as “Claimant”) must file a written request for such benefit with the Company, setting forth his or her claim. The request must be addressed to the President of the Company at its then principal place of business.

(b) Claim Decision.

Upon receipt of a claim, the Company shall advise the Claimant that a reply will be forthcoming within ninety (90) days and shall, in fact, deliver such reply within such period. The Company may, however, extend the reply period for an additional ninety (90) days for special circumstances.

If the claim is denied in whole or in part, the Company shall inform the Claimant in writing, using language calculated to be understood by the Claimant, setting forth: (A) the specified reason or reasons for such denial; (B) the specific reference to pertinent provisions of this Agreement on which such denial is based; (C) a description of any additional material or information necessary for the Claimant to perfect his or her claim and an explanation of why such material or such information is necessary; (D) appropriate information as to the steps to be taken if the Claimant wishes to submit the claim for review; and (E) the time limits for requesting a review under subsection (c).

(c) Request For Review.

Within sixty (60) days after the receipt by the Claimant of the written opinion described above, the Claimant may request in writing that the Committee review the determination of the Company. Such request must be addressed to the Secretary of the Company, at its then principal place of business. The Claimant or his or her duly authorized representative may, but need not, review the pertinent documents and submit issues and comments in writing for consideration by the Committee. If the Claimant does not request a review within such sixty (60) day period, he or she shall be barred and estopped from challenging the Company’s determination.

(d) Review of Decision.

Within sixty (60) days after the Committee’s receipt of a request for review, after considering all materials presented by the Claimant, the Committee will inform the Participant in writing, in a manner calculated to be understood by the Claimant, the decision setting forth the specific reasons for the decision containing specific references to the pertinent provisions of this Agreement on which the decision is based. If special circumstances require that the sixty (60) day time period be extended, the Committee will so notify the Claimant and will render the decision as soon as possible, but no later than one hundred twenty (120) days after receipt of the request for review.

ARTICLE VIII

PROCEDURE FOR ADOPTION AND WITHDRAWAL BY PARTICIPATING EMPLOYERS

8.1 Adoption of the Plan.

Any entity which is a subsidiary for which more than fifty percent (50%) of the value of the stock or other interest of such entity is owned by the Sponsoring Company may, with the consent and approval of the Sponsoring Company, adopt this Plan as a Participating Company for a select group of management and highly compensated employees. The adoption of this Plan by a Participating Company shall be effected by resolution of its board of directors or equivalent governing body. It shall not be necessary for any adopting Participating Company to formally execute the Plan as then in effect. As to the Participating Company, the effective date of the Plan shall be stated in its resolutions, and it shall assume all the rights, obligations and liabilities of a Participating Company under the Plan.

8.2 Withdrawal From the Plan.

A Participating Employer may by resolution of its board of directors or equivalent governing body and approval by the Sponsoring Employer, withdraw from participation under the Plan. A Withdrawing Participating Employer may arrange for the continuation by itself or its successor of this Plan in a separate form for its own employees. The Withdrawing Participating Employer may arrange for continuation of the Plan by merger with an existing plan and request, subject to the Sponsoring Employer’s consent the transfer to such plan of all Plan Assets representing the benefits of its employees.

8.3 Cessation of Future Contributions.

A Participating Employer may by resolution of its board of directors or equivalent governing body cease to allow Participants in its employ to continue to make deferrals pursuant to Section 3.1 of the Plan. In the event a Participating Company makes the determination to cease Participant deferrals the remaining provisions of this Plan shall continue to apply.

ARTICLE IX

MISCELLANEOUS

9.1 Unsecured General Creditor.

Participants and their Beneficiaries, heirs, successors, and assigns shall have no legal or equitable rights, claims, or interest in any specific property or assets of the Participating Company. No assets of the Participating Company shall be held in any way as collateral security for the fulfilling of the obligations of the Participating Company under this Plan. Any and all of the Participating Company’s assets shall be, and remain, the general unpledged, unrestricted assets of the Participating Company. The Participating Company’s obligation under the Plan shall be merely that of an unfunded and unsecured promise of the Participating Company to pay money in the future, and the rights of the Participants and Beneficiaries shall be no greater than those of unsecured general creditors. It is the intention of the Participating Company that this Plan be unfunded for purposes of the Code and for purposes of Title 1 of ERISA.

9.2 Restriction Against Assignment.

The Participating Company shall pay all amounts payable hereunder only to the person or persons designated by the Plan and not to any other person or corporation. No part of a Participant’s Accounts shall be liable for the debts, contracts, or engagements of any Participant, his or her Beneficiary, or successors in interest, nor shall a Participant’s Accounts be subject to execution by levy, attachment, or garnishment or by any other legal or equitable proceeding, nor shall any such person have any right to alienate, anticipate, sell, transfer, commute, pledge, encumber, or assign any benefits or payments hereunder in any manner whatsoever. If any Participant, Beneficiary or successor in interest is adjudicated bankrupt or purports to anticipate, alienate, sell, transfer, commute, assign, pledge, encumber or charge any distribution or payment from the Plan, voluntarily or involuntarily, the Committee, in its discretion, may cancel such distribution or payment (or any part thereof) to or for the benefit of such Participant, Beneficiary or successor in interest in such manner as the Committee shall direct.

9.3 Withholding.

There shall be deducted from each payment made under the Plan or any other Compensation payable to the Participant (or Beneficiary) all taxes which are required to be withheld by the Participating Company in respect to such payment or this Plan. The Participating Company shall have the right to reduce any payment (or compensation) by the amount of cash sufficient to provide the amount of said taxes.

9.4 Amendment, Modification, Suspension or Termination.

The Committee may amend, modify, suspend or terminate the Plan in whole or in part, except that no amendment, modification, suspension or termination shall have any retroactive effect to reduce any amounts allocated to a Participant’s Accounts (neither the Policies themselves, nor the death benefit described in Section 6.1(c)(1) shall be treated as allocated to Accounts). In addition, the Committee has the right to amend or terminate Section 6.1(c)(1). In the event that this Plan is terminated, the amounts allocated to a Participant’s Accounts shall be distributed to the Participant or, in the event of his or her death, his or her Beneficiary in a lump sum within thirty (30) days following the date of termination.

9.5 Governing Law.

This Plan shall be construed, governed and administered in accordance with the laws of the State of California.

9.6 Receipt or Release.

Any payment to a Participant or the Participant’s Beneficiary in accordance with the provisions of the Plan shall, to the extent thereof, be in full satisfaction of all claims against the Committee and the Company. The Committee may require such Participant or Beneficiary, as a condition precedent to such payment, to execute a receipt and release to such effect.

9.7 Payments on Behalf of Persons Under Incapacity.

In the event that any amount becomes payable under the Plan to a person who, in the sole judgment of the Committee, is considered by reason of physical or mental condition to be unable to give a valid receipt therefore, the Committee may direct that such payment be made to any person found by the Committee, in its sole judgment, to have assumed the care of such person. Any payment made pursuant to such determination shall constitute a full release and discharge of the Committee and the Company.

9.8 Limitation of Rights and Employment Relationship.

Neither the establishment of the Plan and Trust nor any modification thereof, nor the creating of any fund or account, nor the payment of any benefits shall be construed as giving to any Participant or other person any legal or equitable right against the Company or the trustee of the Trust except as provided in the Plan and Trust; and in no event shall the terms of employment of any Employee or Participant be modified or in any way be affected by the provisions of the Plan and Trust.

9.9 Headings.

Headings and subheadings in this Plan are inserted for convenience of reference only and are not to be considered in the construction of the provisions hereof.

IN WITNESS WHEREOF, the Company has caused this document to be executed by its duly authorized officer on this 10th day of March, 2000.

THE FIRST AMERICAN FINANCIAL CORPORATION

By	/s/ Drew Cree
Its:	Vice President Human Resources

Amendment No. 1

to

The First American Financial Corporation Deferred Compensation Plan

The following amendment is hereby made to The First American Financial Corporation Deferred Compensation Plan (effective as of January 1, 1998) (hereinafter referred to as the “Plan”). This amendment is effective as of May 12, 2000, and is made for the purpose of reflecting the change in the name of the sponsor of the Plan (the “Company” as defined therein) from “The First American Financial Corporation” to “The First American Corporation,” which change became effective on said date.

1. Plan section 1.1, relating to the name of the Plan, is amended to read in its entirety as follows:

1.1 Title.

This Plan shall be known as The First American Corporation Deferred Compensation Plan.

2. All references to the name of the Plan that are made in the introductory paragraphs or elsewhere in the Plan document and in any previous amendment thereto shall be deemed to refer to the new name of the Plan as set forth in this Amendment No. 1.

3. Except as amended above, the Plan as in effect prior to this amendment shall continue unchanged.

In Witness Whereof, The First American Corporation has caused its duly authorized officers to execute this Plan amendment on July 19, 2000.

The First American Corporation

By:	/s/ Parker S. Kennedy
Parker S. Kennedy
Its:	President

By:	/s/ Mark R Arnesen
Mark R Arnesen
Its:	Secretary

Amendment No. 2

To

The First American Corporation

Deferred Compensation Plan

The following amendment is hereby made to The First American Corporation Deferred Compensation Plan (the Plan), effective as of January 1, 1998. This amendment is effective as of the follow date and is made for the purpose of reflecting the change in the death benefit provided under the plan.

Plan Section 6.1(c)(1) is amended to eliminate the death benefit for employees who became Participants in the Plan on or after January 1, 2002.

Plan Section 6.1(c)(1) is amended to add to the end of Section, effective February 1, 2003.

“Notwithstanding anything in the Plan to the contrary, the death benefit under this Section 6.1(c)(1) shall be limited as follows:

•	The maximum death benefit payable to a Participant’s Beneficiary under this section shall be $2 million.

•

If the Participant dies while in service on or after attainment of age 61, the benefit under this section, after application of the $2 million limit described above, shall be further reduced by 20% for each full year after age 60. If the Participant is over age 61 as of February 1, 2003, the benefit will be reduced by 20% for each full year after February 1, 2002.

IN WITNESS HEREOF, the Company hereby causes this amendment to be adopted, effective February 1, 2003.

The First American Corporation

By:	/s/ ELIZABETH M. BRANDON
Elizabeth M. Brandon
Its:	Vice President, Administration

By:	/s/ KATHLEEN M. COLLINS
Kathleen M. Collins
Its:	Vice President, Special Counsel